      As filed with the Securities and Exchange Commission on July 21, 2000
                                                  Registration No.333-94411_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

  FLORIDA                             5045                    59-2928366
----------------------       -----------------------    ------------------------
(State or other juris-       Primary Standard Indus-    (I.R.S. Employer Identi-
 diction of incorpora-       trial Classification        fication number)
 tion or organization)       Code Number

    925 WEST KENYON AVENUE, SUITE 15, ENGLEWOOD, COLORADO 80110 303/783-9153
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              --------------------

               GUNTHER THAN, PRESIDENT and CHIEF EXECUTIVE OFFICER
                               VIEW SYSTEMS, INC.

                        925 West Kenyon Avenue, Suite 15
                            Englewood, Colorado 80110
                                  303/783-9153

        -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service
                              --------------------
                                   COPIES TO:

                            ANDREW L. JIRANEK, ESQ.,
             VICE PRESIDENT AND GENERAL COUNSEL, VIEW SYSTEMS, INC.
                                9693 Gerwig Lane
                                     Suite O
                            Columbia, Maryland 21046
                           Telephone No. 410/290-5919

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.              / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.              / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                           / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box            /X/

         If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box.                       / /

         We amend this registration statement as may be necessary to delay its effective date until we shall file another amendment which specifically states that this registration statement shall become effective in accordance with
Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

                         CALCULATION OF REGISTRATION FEE


  TITLE AND PAR VALUE OF EACH CLASS OF     AMOUNT TO BE    PROPOSED MAXIMUM       PROPOSED          AMOUNT OF
  SECURITIES TO BE REGISTERED (MAXIMUM)    REGISTERED(1)      AGGREGATE           MAXIMUM         REGISTRATION
                                                              OFFERING         OFFERING PRICE          FEE
                                                          PRICE PER SHARE(2)
Common Stock, Par Value $.001                1,533,727           2.25           3,450,885.75       $1,043.49
Common Stock, Par Value $.001, Issuable       454,000            2.25             1,021,500        $1,597.27
Upon Exercise of the Warrants
   Total Registration Fee                                                                           2,640.76(3)



(1) If there is a stock split, stock dividend or similar transaction involving our Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (g).

(3) We have already paid a registration fee of $2,832.35 in connection with our original filing on Form SB-2 on January 11, 2000. No additional registration fee is due with the filing of this amendment.

                                1,987,727 Shares

                                   ----------

                               VIEW SYSTEMS, INC.
                                  Common Stock

                                   PROSPECTUS

         This prospectus covers 1,987,727 shares of our common stock being offered for resale by certain selling security holders or being acquired upon the exercise of warrants. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the exercise price of warrants which may be exercised by the selling shareholders prior to the sale of common stock.


         This is our initial public offering. Shares of our common stock are currently quoted and traded on the OTCBB maintained by the NASD under the symbol "VYST." The closing price for our common stock on the OTCBB as of July 6, 2000, was 1.437.

                                   ----------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" AT PAGE 3.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

                                  July 21, 2000

         The information in this prospectus is not complete. We are not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell our common stock -- and does not solicit offers to buy -- in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Prospectus Summary............................................................1
Risk Factors..................................................................3
Note About Forward Looking Statements.........................................7
Description Of Our Business...................................................8
Management's Discussion And
 Analysis....................................................................23
Description Of Property......................................................32
Shares Available For Future
 Sale........................................................................32
Selling Shareholders.........................................................34
Plan Of Distribution.........................................................37
Directors, Executive Officers,
 Promoters And Control Persons...............................................39
Principal Shareholders.......................................................43
Description Of Securities....................................................45
Legal Proceedings............................................................50
Certain Transactions.........................................................51
Market For Common Equity And
 Related Shareholder Matters.................................................54
Executive Compensation.......................................................56
Interest Of Named Experts And Counsel........................................59
Management Indemnification...................................................59
Changes In Accountants.......................................................60
Available Information........................................................61
Additional Information.......................................................62
Index To Financial Statements................................................63



         UNTIL 90 DAYS AFTER THE DATE OF THE PROSPECTUS ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of the Prospectus or any sale of the shares.

                               PROSPECTUS SUMMARY


                                   THE COMPANY



         We develop and sell digital video systems used for security and surveillance. We have a business line of an acquired company, Eastern Tech Manufacturing Corp., which provides contract electronic component assembly services, which we are phasing out as we convert its manufacturing capacity to our products.


         We have executive offices at 925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110 and engineering and production facilities at 9693 Gerwig Lane, Suite D, Columbia, Maryland 21045 and our telephone number is
(303)783-9153. Our worldwide web address is www.viewsystems.com. A copy of this prospectus may be accessed from our website. Other information on our website does not constitute part of this prospectus.


                                  THE OFFERING


Shares of common stock offered
by the selling shareholders                                    1,987,727
Common stock outstanding after
the offering                                                   8,993,909
Common stock owned by the selling
shareholders after the offering                                3,218,433
OTC bulletin board symbol                                           VYST


         There are 8,539,909 shares of common stock outstanding as of the date of this prospectus. This excludes 438,000 shares of common stock subject to outstanding employee stock options and warrants to acquire 2,689,000 shares.

                          SUMMARY FINANCIAL INFORMATION

         Below is our summary financial information for the year ended December 31, 1999 and the three month period ended March 31, 2000. The summary financial information should be read in conjunction with the financial statements included elsewhere in this prospectus and are qualified in their entirety by these statements.


                                         Year Ended       Three Months Ended
                                     December 31, 1999      March 31, 2000
                                                              (unaudited)

OPERATIONS

Sales and other income                 $   303,711           $   110,412

Gross profit                           $    45,333           $    50,017

Total operating expenses               $ 3,716,229           $   506,281

Net loss                               $(3,670,896)          $  (456,264)

Net loss per share                     $     (0.63)          $     (0.06)

FINANCIAL POSITION

Current assets                         $   323,641           $   344,881

Current liabilities                    $   383,999           $   342,092

Current ratio                                 0.84                  1.00

Total assets                           $ 1,831,860           $ 1,845,394

Stockholders' equity                   $ 1,447,861           $ 1,503,302

Book value per share                   $      0.20           $       .18

Tangible book value per share          $      0.06           $      0.06

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.

RISKS RELATING TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY WITH OUR PRODUCTS. WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP ALL OF OUR PRODUCTS BECAUSE OF THEIR COMPLEX ENGINEERING, ASSEMBLE THEM BECAUSE OF OUR LACK OF EXPERIENCE OR PROFITABLY MAKE THEM BECAUSE OF OUR INABILITY TO BUY COMPONENTS AT DISCOUNTED PRICES.




         It will be difficult for our engineers to develop WebView-TM-, CareView-TM- and ViewStorage-TM- so they can be marketed and provide enhancements and upgrades that we anticipate will be needed for FaceView-TM-, PlateView-TM- and SecureView-TM-. New products and enhancements and upgrades for our existing products require the design of complex electronic circuitry and the development of long and complex software code instruction sets to power our computer hardware. Our engineers may discover that they can not economically design the new products we have conceived in our business plan or make enhancements and upgrades to our products in response to problems discovered from field installations, technological advances in competing products or components, or new functionality required by the marketplace. In that event, we may be forced to abandon products that are currently in our business plan, either because they are no longer feasible or would not be profitable to manufacture and sell.


         To produce our products, we must successfully convert Eastern Tech's manufacturing capacity to production of our products. When we bought it, Eastern Tech was in the business of electronic component assembly, typically assembly of cables, computer circuits and wire harnesses. Production of our products requires that we implement new manufacturing processes that assure the quality required by our industry. Because it is difficult to develop, implement and maintain these required types of manufacturing processes, there is no assurance that we will be able to do that.


To profitably produce our products, we must obtain components assembled into our products at prices that are discounted by our suppliers because of large quantity orders and there is no assurance we will be able to do that. We do not have sufficient sales of our products to justify large quantity component orders and there is no assurance that we will achieve these sales. WE HAD OPERATING LOSSES OF $3,670,896 FOR THE YEAR ENDED DECEMBER 31, 1999, AND $456,264 FOR THE THREE MONTHS ENDED MARCH 31, 2000,

AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.


         Sales of our products have been limited since we commenced operations. As a result of the expenses we have incurred for research and development, marketing, and hiring and retaining key personnel, our expenses have greatly exceeded our revenues. For theforeseeable future, we expect these losses to continue.


         Most of our revenues to date have been produced from sales of contract electronic assembly services. However, we can not achieve profitability with this service revenue. Our profitability is dependent on our ability to increase sales of our security and surveillance products. In order to increase such sales, we will need to significantly increase our spending on items such as:


- development of enhancements and upgrades to our existing SecureView-TM-line of products

- completion of development and testing of our CareView-TM- and WebView-TM- products and enhancements and upgrades to our FaceView-TM-products

-        research for new products

-        marketing and business development expenses

- employment related expenses for the hiring and retention of key personnel

         If these expenses do not help us generate increased sales of our security and surveillance products, we will not become profitable and we will be forced to reevaluate our business plan.


BECAUSE WE ARE SUBJECT TO INTENSE COMPETITION, PRIMARILY FROM LARGER MORE ESTABLISHED COMPANIES, WE MAY NOT HAVE THE FINANCIAL RESOURCES TO INCREASE OUR MARKET SHARE.



         The market for video surveillance and identification products is very competitive and subject to rapid technological advances and the frequent introduction of new and enhanced products. To compete successfully, we must continue to design, develop, manufacture and sell new and enhanced products that will respond to customer requirements and allow us to capture market share from our competitors. We expect the intensity of competition to continue to put pressure on our engineering research and development departments as existing competitors enhance and expand their products. Any failure of our engineering department to keep pace with technological advances could adversely affect ourability to capture market share. Increased competition also may result in price reductions or reduced gross margins as more companies compete with one another by lowering prices. We must be able to keep our production costs low relative to our competition.


         Many of our competitors have advantages including established positions, brand name recognition, greater financial resources and established distribution networks. These larger more established competitors include Polaroid Corporation, Loronix Information Systems, Sensormatic Corporation and NICE Systems, Ltd. The distribution networks of these larger more established competitors gives them an advantage in achieving higher sales volumes. If they can achieve higher sales volumes, they can spread their costs over larger numbers of units, thereby reducing their per unit production costs and increasing their profitability.

         Competitors with greater financial resources may be able to offer lower prices or other incentives that we cannot match or offer. Some of our competitors produce a more comprehensive product line that may give them an advantage in selling products competitive to ours. We cannot be certain that we will be able to compete successfully against existing or other competition in the future.


WHILE WE HAVE AN EMPLOYMENT AGREEMENT WITH MR. THAN, MR. THAN MAY DECIDE TO LEAVE VIEW SYSTEMS FOR ANOTHER COMPANY, WHICH WOULD HAVE A DETRIMENTAL EFFECT ON US, BECAUSE HE IS CRITICAL TO OUR SUCCESS.


         We believe that the management and other experience of Gunther Than, our President and Chief Executive Officer, is critical to our success and the loss of his services would have a detrimental impact on our business. Although Mr. Than has signed an employment agreement with us, this agreement may be terminated by Mr. Than on not less than a sixty (60) days notice, subject to a one (1) year covenant not to materially compete with us. Our success will also depend on our ability to hire and retain other qualified management, including trained and competent research and technical, marketing and sales personnel.


BECAUSE THE CURRENT PRICE OF OUR STOCK IS LESS THAN $2.00, INVESTORS HOLDING WARRANTS MAY NOT EXERCISE THEIR WARRANTS TO ACQUIRE 2,689,000 SHARES AT $2.00 PER SHARE. WE NEED THEM TO EXERCISE THESE WARRANTS AND TO RAISE ADDITIONAL CAPITAL IN ORDER FOR US TO HAVE SUFFICIENT OPERATING CAPITAL TO REMAIN IN BUSINESS..


         We have outstanding warrants to acquire 2,689,000 shares of our common stock at an exercise price of $2.00 per share. We are depending on the exercise of these warrants for working capital. Unless the range of trading prices of our common stock increases to over $2.00 per share, it is unlikely the warrants will be exercised. In order to receive needed working capital, we may have to agree to lower the exercise price of the warrants, which may result in dilution in value of our outstanding common stock.

         The proceeds from the exercise of the warrants will not be sufficient to fund our operations beyond December 31, 2002. We will need additional financing and will be dependent on our ability to either raise equity capital, borrow on commercially reasonable terms or realize increased sales revenue growth in order to continue operations. If we are unable to obtain additional capital, we may not have sufficient working capital to pursue business opportunities, to develop products or to remain in business.


BECAUSE WE MUST SHARE PROPRIETARY TRADE SECRETS WITH OUR BUSINESS PARTNERS, AND WE HAVE NOT FILED PATENT, COPYRIGHT OR TRADEMARK APPLICATIONS, WE MAY NOT BE ABLE TO PROTECT OUR TECHNOLOGY.



         Our technology could fall into our competitors' hands. We rely on keeping our technology secret from our competitors. We do not have any patents for our product designs or innovations. Further, we have not applied for copyright protection for our computer schematic designs or software source code. At the same time, we have entered into and expect to enter into business arrangements where we share our proprietary technology with business partners and employees. These arrangements are necessary to develop and sell our products. We require that these parties sign agreements that they will keep our proprietary technology confidential. There can be no assurance that these parties will honor their contractual commitments.


         We may have to chose other trade identifiers for our products, resulting in a loss of investment in these trade identifiers. We have not yet applied for federal trademark protection for the trademarks associated with our products, such as SecureView-TM-, CareView-TM-, WebView-TM- and ViewStorage-TM-. We may not be able to register these trademarks with the US Patent and Trademark Office or we may be forced to abandon these trademarks because other persons have established proprietary rights in them.

RISKS RELATING TO THE OFFERING


SINCE WE ARE SUBJECT TO THE PENNY STOCK RULES, WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAKES IT MORE DIFFICULT AND EXPENSIVE TO RAISE NECESSARY CAPITAL AND COULD IMPACT THE MARKET FOR THE SHARES.


         Our common stock is subject to the "penny stock" rules. As long as the price of our shares remains below $5 and we are unable to obtain a listing of our stock on the NASDAQ System or other national stock exchange, we will be subject to the "penny stock" rules. In general, the penny stock rules impose requirements on securities brokers which tend to reduce the level of trading activity in a stock. Among other things, these rules require that securities brokers:

- make a special suitability determination before recommending a penny stock

-        deliver a risk disclosure document prior to purchase

-        disclose commission information concerning sales of a penny stock

- provide customers with monthly statements containing recent price information

         If our shares remain subject to the penny stock rules, investors may find it difficult to sell them.


OVER FIVE MILLION SHARES, OR 45% OF OUR TOTAL OUTSTANDING SHARES, ARE AVAILABLE FOR SALE THROUGH THIS REGISTRATION STATEMENT, THROUGH RULE 144, WHICH PERMITS LIMITED RESALES OF NON-REGISTERED RESTRICTED SHARES, OR BECAUSE THEY ARE ALREADY FREE TRADING.

         Currently, our public float is approximately 3,000,000 shares. The introduction of the shares offered under this prospectus into the public market could depress the market price for our shares. In addition, we have approximately 3,000,000 shares that are not registered, but could be sold in limited amounts and with certain restrictions in the public market. If the shareholders holding these shares sell them in the public market, it could depress the price of our stock.

                      NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this Prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                           DESCRIPTION OF OUR BUSINESS


                                    OVERVIEW

         We are in the business of developing and selling digital video systems for security and surveillance. Closed circuit television or CCTV has an established use in the security industry. Conventional CCTV stores record data on video tape using a video tape recorder or VCR. Our systems digitize the data -- that is convert it to a computer readable format. This allows us to offer a variety of features not available with traditional non-computer based CCTV systems.

                            ORGANIZATION AND HISTORY

         We incorporated in Florida in January 1989. We remained a shell company until the fall of 1998. At that time, our principal shareholders were Pamela Wilkinson and Julie Birns. Julie Birns was our President until September, 1998, when Gunther Than was elected our President. We then began raising funds, purchasing working assets, hiring staff, designing computer software and hardware, and establishing a corporate identity. During the months that followed, we began development of our product line. Shortly thereafter we acquired three businesses that were key to our plans.

         We began making our first sales of the prototypes of our security and surveillance products in March 1999. Through our manufacturing subsidiary, we offer electronic component manufacturing, testing and engineering design services.

                                KEY ACQUISITIONS

         Our acquisition of three businesses during our development stage have strengthened significantly our ability to deliver products and services. Prior to the negotiations which led to the acquisition of these three businesses, there was no affiliation between the three businesses and us. Information about the three acquisitions follows.

REALVIEW

NAME OF ACQUIRED COMPANY:                            RealView Systems, Inc.

DATE OF ACQUISITION:                                 October 6, 1998

PRINCIPAL SHAREHOLDERS                               NAME                       NUMBER OF SHARES
OF ACQUIRED COMPANY:                                 ----                       ----------------
                                                     Gunther Than                   1,046,800
                                                     Russ Benefield                   131,338
                                                     View Technologies, Inc.          130,937
                                                     Linda Than                        66,700

                                                     Leokadia Than              200,000

CONSIDERATION PAID:                                  1.33 shares of newly issued restricted common stock in
                                                     exchange for each outstanding share of RealView. In the
                                                     aggregate, we issued 2,000,000 shares to acquire all of
                                                     RealView.

CALCULATION OF PURCHASE                              An evaluation was made of the assets, liabilities, sales and
PRICE AND SHARE EXCHANGE:                            prospects of RealView to determine the amount of shares
                                                     we would issue for all of the shares of RealView.

ASSETS AND PRODUCTS                                  RealView had developed software for use in the real estate
ACQUIRED:                                            market. Our interest was in the software program which had innovative compression techniques -- that is software that reduces the amount of data required to represent video
                                                     images in computer readable format. We believed these
                                                     techniques could be used for our products. RealView had a
                                                     license from View Technologies, Inc. to use its compression software in all non-medical markets. RealView also owned
                                                     computers, equipment and furniture.

LIABILITIES ASSUMED:                                 We did not assume any material liabilities of RealView.

XYROS SYSTEMS, INC.

NAME OF ACQUIRED COMPANY:                            Xyros Systems, Inc.

DATE OF ACQUISITION:                                 February 25, 1999

PRINCIPAL SHAREHOLDERS                               NAME                       NUMBER OF SHARES
OF ACQUIRED COMPANY:                                 ----                       ----------------
                                                     Kenneth C. Weiss                70,500
                                                     David C. Bruggeman              39,000
                                                     Hal Peterson                    32,250

CONSIDERATION PAID:                                  150,000 shares of newly issued restricted common stock.

CALCULATION OF PURCHASE                              An evaluation was made of the assets, liabilities, sales and
PRICE AND SHARE EXCHANGE:                            prospects of Xyros to determine the

                                                     amount of shares we would issue for all of the shares of
                                                     Xyros.

ASSETS AND PRODUCTS                                  Xyros had developed a product which permitted remote
ACQUIRED:                                            monitoring and storage of video. We believed that the
                                                     engineering of Xyros's product could be incorporated into
                                                     our line of products. The primary asset acquired was Xyros's product development. We also acquired computers, equipment, furniture and software designs. Xyros had an accumulated
                                                     deficit of approximately $246,000.

LIABILITIES ASSUMED:                                 We assumed Xyros's liability to its former shareholders as follows:

                                                     NAME                       AMOUNT OWED
                                                     ----                       -----------

                                                     Kenneth C. Weiss             $ 50,000

                                                     Hal Peterson                 $ 75,000

                                                     David Bruggeman              $ 30,000
                                                                                  --------
                                                                                  $155,000

EASTERN TECH MANUFACTURING CORP. - ETMC

NAME OF ACQUIRED COMPANY:                            Eastern Tech Manufacturing Corp. ("ETMC")

DATE OF ACQUISITION:                                 May 25, 1999

PRINCIPAL SHAREHOLDER                                Lawrence Seiler
OF ACQUIRED COMPANY:

CONSIDERATION PAID:                                  250,000 shares of newly issued restricted common stock and cash payments or guarantees of cash payments for the benefit of Mr. Seiler.

CALCULATION OF PURCHASE                              An evaluation was made of the assets, liabilities, sales and
PRICE AND SHARE EXCHANGE:                            prospects of ETMC to determine the price of $935,684,
                                                     including the assumption of certain liabilities. Shares were exchanged on the basis of a value of $3.15  per share.


ASSETS AND PRODUCTS                                  ETMC is a manufacturer of electronic hardware and assemblies
ACQUIRED:                                            and has been operating for more than 15 years.  ETMC
                                                     provides us with a captive manufacturer, as well as
                                                     additional assets and revenues. Through the acquisition of
                                                     ETMC, we can better demonstrate our ability to fill
                                                     significant orders of our products, control the quality of our products, manage our inventory and support our products.
                                                     We acquired ETMC's inventory, manufacturing equipment,
                                                     furniture, goodwill and other intangible assets.

LIABILITIES ASSUMED:                                 We agreed to:

                                                     1.       Assume a loan payable to Lawrence Seiler in the
                                                              amount of $101,816;

                                                     2.       Pay $48,184 to Lawrence Seiler for a covenant not
                                                              to compete;

                                                     3.       Pay $69,307.51 as incentive compensation to
                                                              Lawrence Seiler so he would assist with management
                                                              transfer;

                                                     4.       Pay $100,000 in legal fees toward Lawrence Seiler's
                                                              defense in the suit being brought against him in
                                                              the U.S. District Court for the District of
                                                              Columbia.


         We discontinued developing, updating, enhancing and selling RealView's software and we have abandoned its market. As a result, we eliminated its software as an asset on our balance sheet. We also disposed of or transferred all of RealView's assets and satisfied its liabilities. RealView became a shell corporation (not used for acquiring businesses), and was recently administratively dissolved.

         We disposed of or transferred all of Xyros's assets and we are in the process of satisfying its liabilities. We have hired Xyros's employees, so that Xyros no longer has any employees. Xyros is currently a shell corporation (not used for acquiring businesses) which is not conducting any business operations.

         We are disposing of or transferring all of Eastern Tech's assets and we are seeking to satisfy all of its liabilities. We hired Eastern Tech's employees, so that Easter Tech no longer has any employees. We are converting Eastern Tech to a shell corporation (not used for acquiring businesses) which will not conduct any meaningful operations.


                                    PRODUCTS


Our CCTV system:

-        takes video images captured by cameras

-        digitizes the video

-        stores the video

-        transmits the video across computer networks or phone lines

-        connects for remote or local access

-        triggers programmed responses to events detected in surveillance area

         In July 1999, we introduced to market the SecureView-4. In many ways the SecureView-4 embodies all of our engineering development work (including the companies we have acquired) to date. We completed first production runs of an enhanced and upgraded SecureView-4 in April, 2000.

SECUREVIEW-TM-

         SecureView-TM- is a line of digital recording, remote monitoring systems. These products allow a user to view its existing closed circuit television system remotely. A SecureView-TM- user can dial into its CCTV system and view the video and audio output from the system's cameras and microphones using ordinary phone lines.

         Our systems store video output on computer hard discs, rather than VCR tapes. Storage on computer hard discs improves access to stored data. With a VCR, a user must search an entire tape to review a critical event, often fast forwarding and rewinding. With computer hard disc, a user can gain immediate access to stored data by doing a controlled search for the desired data. Our systems come standard with up to 21 days storage.

         Our systems are programmable -- they can be pre-set to take actions when events are detected in the surveillance area. For example, they can be programmed to begin recording when motion is detected in a surveillance area or to notify the user if the system is not functioning properly. Because of the programmable recording features, our systems can eliminate the unnecessary storage of non-critical image (and audio) data.

         Our digital systems employ video data compression. This saves space and time for transmission on low bandwidth channels such as plain telephone wiring.

         The SecureView-TM- Line of Products include the following features:

         -        Users can remotely monitor any number of locations from a PC

         -        Connects to an existing closed circuit television system

         - Uses any and all forms of telecommunications, such as standard telephone lines

         - Video can be monitored 24 hours a day by a security monitoring center

         - Allows uninterrupted "2-way" audio transmission while switching, controlling and monitoring up to 16 cameras per unit

         - Local and remote recording, storage and playback for up to 21 days, with optional additional storage capability

         - ZOOMVIEW-TM- provides instant 2x, 3x, 4x zoom capability, pan and tilt within the camera's field of view

         - Guard Tour-TM- allows a user to set the system to automatically review an area in desired camera sequence

         -        Provides remote software and system programmability

         - Remotely monitors itself to insure system functionality with alert messages in the event of covert or natural interruption

         - Modular expansion system configuration allows user to purchase only what is needed and to add on components later

         The benefits of the SecureView-TM- line of products include:

         -        Equipment cost reduction by a user's existing CCTV system

         - Digital storage eliminates the need for costly VCRs, maintenance programs, and tapes

         -        Plug and play technology minimizes installation cost

         -        User can access and monitor system from off site

         -        Security stamp (watermark) on video assures authenticity

         - Adds higher level of employee security when connected to a 24 hour monitoring station.

VIEWSTORAGE-TM-

         ViewStorage-TM- is currently in development and is expected to reach market later in 2000.

         ViewStorage-TM- is a competitively priced VCR replacement device that will fit existing CCTV systems. This storage device will record video output digitally, and the devices come standard with 7 days storage of video output from cameras.

         Video recording can be programmed for continuous recording, timed "GUARD TOUR" recording, or event driven recording. Unlike images stored on tape, images stored on this VCR replacement device do not degrade over time. It also does not require the on-going and expensive maintenance required by VCR recording devices.

         ViewStorage-TM- is modular in nature and can be expanded to add additional storage, up to an amount that meets the requirements of each particular customer. This product has a unique "camera and date/time filtering" feature which allows the user to immediately locate the video recorded on a camera at a given time and date.

PLATEVIEW-TM-

         PlateView-TM- is a license plate recognition system that uses optical character recognition technology to provide an additional means of identifying individuals in a surveillance area. The system can be integrated into an access control mechanism that can open gates or call an attendant to compare an identification made from other data, such as a driver's license, with the identification made with the license plate. Law enforcement personnel can use this system in traffic enforcement. In addition to plate identification, officers can receive early warnings as to a number of items, including whether the owner of a car being stopped has outstanding arrest warrants or whether the license plate matches the vehicle's registration. PlateView-TM- was brought to market in the first quarter of 2000, and we are now supporting current installations.


FACEVIEW-TM-

         FaceView-TM- is developed and being tested. It has been installed in one commercial installation and is being marketed currently as an access control system.


         FaceView-TM- is a self-contained facial identification system foridentifying individuals for purposes of access control. Using cameras installed inan entryway, this easy-to-use access control system captures an individual's face when he presents himself to the system. Afterwhich, the system converts this facial information into a digital format that is transmitted over phone lines to a computer processing unit. The facial information is compared against a database, and a quick and accurate identification is found. This resulting information can be used topermit or deny a person access to a restricted area.


         We are also planning to adapt FaceView-TM- to function as a monitoring or tracking system. With this application, the system would scan and capture facial information in a defined surveillance area, compare that captured facial information against a defined database of faces, and make identifications of individuals in the defined surveillance area from that computer processed comparison. There are many market applications requiring identity confirmations. The need to know who is entering our work place, schools, airports, even our country is critical. Some of the applications utilizing this technology today are:

-        Access Control                     -        Time and Attendance
-        Guard Enhancement/Replacement      -        Criminal Identification
-        Gate Watch                         -        Terrorist Tracking
-        Vehicle tracking                   -        Banking applications

         All facial identification applications can be performed remotely using our products. We license certain facial identification software modules for FaceView-TM- from Visionics Corp. through a distribution license that allows us to distribute their software modules as part of our access control system that we have sold and are currently marketing. The software developed by Visionics Corp. captures facial information from live video and creates audit trails, including components for automatic head finding and matching. It then acts as a search engine against a database of facial records. When we complete development of FaceView-TM- as applied to monitoring and surveillance applications, we plan to enter into a distribution license with Visionics for necessary software modules we will need for this system. We have been discussing this distribution license with Visionics, but there is no assurance we will be able to negotiate a license which is satisfactory to both parties. In that event, we will need to enter into a distribution license with another vendor for the necessary software modules.

         FaceView-TM- requires a SecureView-TM- system, and a local PC workstation or network server. SecureView-TM- enhances FaceView-TM- by allowing a user to use the system from any location. One to four cameras on the SecureView-TM- system can be scanned continuously for facial images. When a face is detected in the field of view, the system processes the image and creates a "FACEPRINT," a digital code of the face. This code is then compared against "FACEPRINT" digital codes previously stored in the PC workstation or other network component.


         With the FaceView-TM- system we are marketing, we can program the system to make facial comparisons in conjunction with other double check methods, such as ID card scans. These double check methods can then be programmed to trigger events to occur, such as, opening a door, turning on the lights, setting an alarm condition or notifying the PC operator(such as a security guard) of the event. From an attended PC workstation, the operator can also obtain additional profile information on the person identified, such as name, address, or status. This aids in the determination of their eligibility for access. The user can set a "THRESHOLD" to determine how accurate the match must be so that there is a high confidence that the person has been identified accurately.


CAREVIEW-TM-

         Parent's rising concerns about the safety of their children at home with a baby sitter or nanny or in a day care center - as well as the treatment of a loved one in a nursing home - have created the need for a way of monitoring activities in these facilities. We are developing the CareView-TM- system as an option for the care facility. Users of the CareView-TM- system, access the Internet to scan the day care center's web site and immediately view the video output produced by cameras installed at the care facility.

         For nursing and hospice care facilities, the CareView-TM- system allows family and friends to view loved ones when they are not able to be at the care facility -- just by accessing the facilities' web sites.

         The heart of CareView-TM- is a proprietary personal computer board or component that we have designed. CareView-TM- requires our proprietary software capable for use on the internet. We have developed a prototype of CareView-TM-and have successfully tested it at our Columbia, Maryland facility. We expect to release CareView-TM- to the market in Fall, 2000.

WEBVIEW-TM-

         We are developing WebView-TM-, a low-priced retail product that allows a user to capture camera output from a limited number of cameras and view that output remotely via a connection to a server connected to the world wide web. It consists of a proprietary personal computer card or component and proprietary software that is compatible with use on the world wide web. These products are ideal for the consumer who would like a low cost way to monitor his/her assets remotely. We have developed a prototype of WebView-TM-and have successfully beta tested it. We expect to release WebView-TM- to the market in Fall 2000.


                            END USERS OF OUR PRODUCTS


         Our family of products offers government and law enforcement agencies, commercial security professionals, gaming casinos, private businesses and consumers a dramatically enhanced surveillance capacity. It also offers a more efficient and economical method to store, search and retrieve historically stored data.

         Surveillance devices are common today and are used as a proven method for protection and risk management. They are routinely used in law enforcement, residential, commercial, and industrial applications. The most common surveillance systems used today capture video and sound data and then transmit them to a VCR where the information is monitored and stored in tape format. This provides a historical record that could then potentially be used for information, identification, legal or insurance purposes.

         The most common systems for the real-time transmission of video data is the analog closed circuit television -- CCTV -- system and a tape recording device -- a VCR -- at the receiving end for archiving. However, VCRs are expensive to maintain, tape images degrade over time and tapes are burdensome to store. VCRs are also inefficient for search and review. This type of video/sound recording is not compatible with remote access because there are significant time delays and prohibitive costs associated with recording analog data on tape, transmitting it and later accessing it. Thus, much of the information captured by an analog CCTV system, becomes stale and unusable to make immediate critical decisions.

         We have identified the following key potential end users for our digital surveillance and security systems:

RESIDENTIAL

         The residential home security user will purchase our products from either commercial companies installing either self-contained or centrally monitored systems or directly from retail distribution centers. While not as large or as lucrative as the market for commercial users, the market for residential users is still significant. The major obstacle to marketing to the residential home user is convincing the individual homeowner of the need for investing in a security system that digitizes data.

         Utilizing our technology, individuals can run their own perimeter and interior surveillance systems from their own home computer. They can remote monitor real time action at their homes through a modem and the Internet. There is also the capability to make real-time monitors wireless. In turn, this reduces the expense and time of the home installation and makes installation affordable for a majority of homeowners.

         An additional advantage of our technology is that it allows for the storage of information on the home computer and does not require a VCR.

COMMERCIAL

         Commercial business users represent the greatest potential users of our surveillance products. Commercial businesses have already realized the need for using surveillance devices for protection. A commercial business's major use of our products would be monitoring. Our products provide observation of facilities for protection of employees, customers, and assets. This results in the curtailment of crime and loss prevention by employees and others. Our products reduce employee theft, violence in the workplace, fraud and white-collar crime. The market for this technology is the same as the current market for analog CCTV systems, including hospitals, schools, museums, retail manufacturing and warehousing.

         The benefits which the customers derive are plentiful. Our system reduces the requirements for a guard force. Lesser number of security personnel are needed to monitor, verify and respond to tripped alarms. Our products also allow companies that deal in cash and precious items, such as ADT, Brinks, and Ameritech, to remotely monitor facilities.

         Our products and technology can be used where there is a temporary requirement for real-time surveillance in areas where an analog CCTV system is impractical or impossible. Examples of this are special events, concerts, and conventions: our systems reduce the need for a large guard force and provide unobtrusive monitoring of these events.

LAW ENFORCEMENT

         The gathering of video image and data images is commonplace in law enforcement. The data is used to protect both the law enforcement officer and the suspect. It is also used as a historical record for prosecution and event verification.

         Because our technology can be used for stakeouts and remote monitoring of areas, we believe there is a market potential with federal law enforcement agencies. Our units have been successfully used with facial recognition capability to identify wanted criminals. We have been asked to submit proposals for license plate recognition systems that help law enforcement identify people entering a surveillance area.

         Our products can also be integrated to work with robotic systems. More than ever, robotic units are used to investigate and disarm potential explosive devices. These robots are limited by a closed circuit video system which requires a VCR. Our technology eliminates this problem.

CASINOS AND GAMING ESTABLISHMENTS

         The number of casinos and gaming establishments in this Country has been growing. These gaming outlets have a need to maintain surveillance for security purposes. We have been installing our systems in large casinos in Las Vegas for purposes of testing and evaluation and we have been actively marketing these systems to casinos and gaming establishments around the country. These casinos have been particularly interested in the facial recognition and license plate recognition capabilities of our products, as a means of tracking persons entering the casino and protecting the casinos against undesirable persons and criminals.


                     AVAILABILITY OF MATERIALS AND SUPPLIES


         We do not manufacture any of the hardware components in our systems. We assemble our systems by combining commercially available hardware and software together with our proprietary software. We license software components that are integrated into our proprietary software and installed on our systems. We believe that we can continue to obtain components for our systems at reasonable prices from a variety of sources. Although we have developed certain proprietary hardware components for use in our products and purchased some components from single source suppliers, we believe similar components could be obtained from alternative suppliers without significant delay.

         We have a licensing agreement with Aware, Inc. for compression software components. The license agreement permits us to integrate the compression software into our software for the SecureView-TM- products. We pay a per copy license fee as part of a reseller marketing plan.

         We have a distribution software license agreement with Visionics, Inc. for facial recognition and database search software components. The license allows us to use these components only for the FaceView-TM- access control system, and not for other applications. The term of the license is two years, with options to renew. The agreement can be terminated by either party with or without cause. Our license agreement calls for the payment of an $11,748 fee to obtain Visionics software development kits along with enhancements and upgrades to this software. These software development kits provide the facial identification software we integrate into our proprietary software. We pay a per unit royalty of $200 for each copy of Visionics software that we distribute, subject to a minimum annual license fee of $20,000.

         We have a duplication and distribution license agreement with Lead Technologies, Inc. in connection with the optical character recognition software for PlateView-TM-. The license agreement permits us to integrate Lead Technologies software components into our software for the PlateView-TM-products. We pay a per copy license fee that was negotiated as part of a reseller marketing plan.

         We have a duplication and distribution license agreement with Anasoft Systems, Inc., an approved distributor of Microsoft operating systems. The license agreement permits us to integrate operating system software into our software for installation and operation on our products. We pay a license fee for each copy of the software as part of a reseller marketing plan.


                PRODUCTION, ENGINEERING AND EXECUTIVE FACILITIES


         The engineering and manufacturing facility for our products is an 8,000 square foot facility located at 9693 Gerwig Lane Suite 0, Columbia, MD 21046. We engineer, manufacture, assemble and ship from this facility. We also maintain an executive office at 925 West Kenyon Avenue, Suite 15, Englewood, Colorado.


                                     MARKET


         The increased functionality that digital technology brings to CCTV systems has made this a dynamic and rapidly growing market. According to a 1999 report by J.P.Freeman & Co., a privately held market research and consulting services company that focuses on the security and home automation industries, themarket size for closed circuit tv systems was $1.3 billion for factory and service revenue in 1998, which market was estimated to grow at a rate of 11 - 13% per year. The report forecast this double-digit growth in the total market between now and 2004, with a possibility of further growth acceleration as the residential and non-security commercial markets expand. According to J.P. Freeman's report, an estimated $556 million of the total market in 1998 was derived from services, such as installation and maintenance, which we do not provide. However, the report predicted that service revenues in this market would grow at a slower pace than the revenue growth of the product sector of the CCTV market. The report concluded:

                  The reason is that CCTV manufacturers are increasingly expected to provide more integrated, digitally bundled systems that can be integrated more easily with other facility systems. This would raise equipment prices selectively but would simplify the design and installation tasks, and require a smaller service contribution from outside contractors.


         This report was prepared from a research program including the following survey steps:


         - questionnaire mailing to 10,000 security dealers across the U.S.

         - questionnaire mailing to 1,000 security integrators across the U.S.

         - questionnaire mailing to 3,500 security users across a broad spectrum of commercial and institutional types

         - extensive personal interviews with policy executives among twelve of the industry's leading CCTV manufacturers and marketers

         - personal interviews with a number of policy executives at large telecommunications and power utility companies


         We distribute our SecureView-TM- line of products, with add-on features, such as FaceView-TM-, to this market through a network of value-added resellers and strategic partners. We are also in discussions with security and law enforcement integrators about distribution agreements. In the short term, we will rely on our existing value added reseller network to generate sales revenues; however, we believe long term sales growth will be substantially driven by agreements with larger companies.


         We have ongoing reseller arrangements with 20 small and medium sized domestic and international resellers. We are selling our products through these distribution channels.


         Our reseller agreements grant a non-exclusive right to sell our products. The reseller purchases from us at a discount from list price and on other terms and conditions in effect at the time of order. The agreements are generally for a term of one (1) year and automatically renew for successive one
(1) year terms unless terminated by notice. The agreements are also terminable by us in the event of breach or other causes.

         We will offer our CareView-TM- products through these same distribution channels. Day care centers and nursing homes will be the primary end users of these systems. The aging population and large numbers of double income working families have dramatically increased the number of facilities that could be installed with CareView-TM-. As the public becomes increasingly comfortable with computer use and multiple computers become more commonplace in the home and office, we expect market demand for this type of service to expand significantly.

         We plan to offer WebView-TM- for direct retail sale on the world wide web and wholesale through retail distributors. We do not have any agreements with any distributors and will not seek any until we complete development of the product. This product will be priced at a level which will be attractive to retail consumers.

         The market for ViewStorage-TM- consists of replacement of VCR recording devices. Based on internal surveys and discussions with others in the industry, we believe the market size for ViewStorage-TM- is approximately $1,600,000,000. We believe we can price this product at a level which will make owners of existing CCTV systems want to buy ViewStorage-TM- as a way of reducing overall CCTV system costs through elimination of on-going maintenance costs.

         In addition to these products, through our acquisition of ETMC, we acquired an ongoing business operation of providing contract electronic component assembly and test services. ETMC had been in operation for over fifteen (15) years and had an established base of clients. ETMC had done approximately 60% of its business for the commercial sector and 40% of its business for the government sector. ETMC's diverse clients included Hewlett-Packard, IBM, Martin Marietta, Aero & Naval Systems, Maryland Government Procurement Office, Lockheed Martin, and John Hopkins's Applied Physics Labs under contract to NASA. We plan to continue ETMC's business line while converting its manufacturing capability to the production of our security and surveillance products.


                                   COMPETITION


         The markets for our products are extremely competitive. Competitors include a broad range of companies that develop and market products for the identification and video surveillance markets. Competitors in the market for our identification products, such as FaceView and PlateView, include Polaroid Corporation, Loronix Information Systems, Data Card Corporation, Dactek International, Inc., Imaging Technology Corporation, G & A Imaging, Goddard Technology Corporation and Laminex, Inc. Competitors in the surveillance market include numerous VCR suppliers and digital recording suppliers including, Loronix Information Systems, Inc., Sensormatic Corporation and NICE Systems, Ltd.

         We believe the introduction of digital technology to video surveillance and security systems is our market opportunity. We believe that many of the established CCTV companies have approached the design of their digital CCTV products from the standpoint of integrating their digital products to existing security and surveillance product offerings. These systems are closed, not easily integratable with other equipment and not capable of upgrades as technology improves. We have designed our systems so that they are open, compatible with other digital and analog systems, and easily adaptable to technological advances that will inevitably occur with digital technology.

         We believe that the principle competitive factors in our markets include: system performance and functionality, price, system configuration flexibility, ease-of-use, system maintenance costs, quality, reliability, customer support and brand name. Larger more established companies with substantially greater technical, financial and marketing resources, such as Data Card Corporation, Loronix Information Systems, Inc., Sensormatic Corporation and NICE Systems, Ltd., have an enhanced competitive position due in part to their established brand name franchises. We believe that our primary competitive strengths include system performance and functionality, system configuration flexibility and ease-of-use.


                            RESEARCH AND DEVELOPMENT


         We spent approximately $210,143 during 1999 and $63,765 during the three (3) months ended March 31, 2000 on research and development and continue to refine our product line. In addition, we estimate that our wholly owned subsidiaries Xyros and RealView collectively spent $200,000 prior to their acquisition on research and development. Xyros technology has been integrated into our products.


                             PATENTS AND TRADEMARKS


         Certain features of our products and documentation are proprietary and we rely on a combination of contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. Notwithstanding such actions, a court considering these provisions may determine not to enforce such provisions or only partially enforce such provisions. We also limit access to and distribution of our software, documentation and other proprietary information.


         Because the software and firmware are in a state of continuous development, we have not filed applications to register the copyrights in these items. However, under the law, copyright vests upon creation of our software and firmware, and registration is not a prerequisite for the acquisition of copyright rights. We take steps to insure that notices are placed on these items to indicate that they are copyright protected. The copyright protection for our software extends from 95 years from the date of first "publication" (distribution of copies to the general public) or 120 years from the date of creation, whichever expires first.


         We plan to apply with the U.S. Patent and Trademark Office for trademark protection of important trade identifiers for our products. We plan to prepare and file applications to register the trademarks SecureView-TM-, CareView-TM- and WebView-TM-.


         We provide software to end-users under non-exclusive "shrink-wrap" licenses, which generally are nontransferable and have a perpetual term. Although we do not generally make source code available to end-users, we may, from time to time, enter into source code escrow agreements with certain customers. We have also licensed certain software from third parties for incorporation into our products.


                              GOVERNMENT REGULATION


         We are not subject to Government regulation in the manufacture and sale of our products, and the components in our products. However, our resellers and end users will be subject to numerous regulations that stem from proposed activities in surveillance. Security and surveillance systems, including cameras, raise privacy issues. Our products involve both video and audio, and add features for facial identification. The regulations regarding the recordation and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places. Shipments of our products internationally may be regulated as to certain countries that raise national security concerns. These laws are evolving.


                              YEAR 2000 DISCLOSURE


         We did not experience any material disruption in our operations or normal business activities as a result of the arrival of Year 2000.

         We are not aware of any failure to address potential Year 2000 malfunctions in our computers and other equipment. All of our important external vendors assured us that they were taking steps to avoid any disruption from Year 2000 problems and we have not experienced any disruption to date. Our expectations about any future costs associated with the Year 2000 issue are uncertain. Factors which could influence the amount of future costs would depend on malfunctions in our products or computers and none have occurred to date.

                                    EMPLOYEES


         We employ 23 persons including 3 persons in part-time positions. We also employ 4 independent contractors who devote a majority of their work to a variety of our projects. Our employees are not presently covered by any collective bargaining agreement. Our relations with our employees are good, and we have not experienced any work stoppages.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


         The following discussion and analysis should be read in conjunction with our financial statements and the accompanying notes.

         Since start-up of operations in October, 1998, we have devoted most of our resources to the development, sale and marketing of digital video surveillance and security products. We have generated only limited revenues from our security products to date, but are rapidly expanding our sales and distribution network. At the same time we are working on delivering new products to market and enhancing and upgrading our product line. Until we more fully develop our product line and our sales and distribution network, we expect our operating losses to continue. Our acquisition of Eastern Tech Manufacturing Corp. on May 25, 1999, added a substantial revenue and customer base for contract electronic manufacturing services and accounted for the bulk of our revenues in 1999.


Results Of Operations


Year Ended December 31, 1999, Compared To Year Ended December 31, 1998


Revenue


         We moved from being a development stage company in 1998 to earning substantial revenue in 1999. Our revenue is derived from two sources:

- sales of security systems, including embedded software, and supplies from maintenance services on the systems

- sales of contract electronic component and system assembly and test services

         In 1999, of our $303,711 in total revenues, we derived $65,954 from sales of security systems and $237,757 from sales of contract manufacturing and test services. Seventy nine percent of our total revenue in 1999 was attributable to our acquisition of ETMC, and ETMC's on-going revenue base. We plan to bring three products in development, WebView-TM-, CareView-TM- and FaceView-TM-, to market in 2000. In addition, we will be introducing enhancements and upgrades to our SecureView-TM-product line in 2000. We expect that these new product offerings will contribute to a growth in revenues in 2000.


Gross Profit And Operating Expenses


         Gross profit on sales for the year ended December 31, 1999, was $45,333. Gross profit margin was 15% in 1999. At these modest sales amounts of our products, we consider the gross profit margin not to be a good indicator of future profit margins. Our gross profit margin should stabilize with increased sales.


         Operating expenses for the year ended December 31, 1999, increased to $3,716,229, compared with $89,824 in 1998. Approximately, $2,147,000 of our operating expenses in 1999 were attributable to the issuance of shares of our common stock as compensation and incentive, and as a means to attract and retain qualified personnel. It does not represent actual cash outlays. Non-cash expenses consisted of stock based compensation, write-off and amortization of goodwill and other intangible assets, and totaled $2.9 million, so that actual cash expenses incurred were approximately $1.1 million.


         As a result of the foregoing, net loss was $3,670,896 for the year ended December 31, 1999, compared to a net loss of $89,824 for the previous year.


Costs And Expenses


         Costs Of Products And Services Sold. The cost of products and services sold, consisting principally of the costs of labor, hardware components, supplies and software amortization, was $258,378 in 1999, and represented 85% of revenue. As product sales account for a larger percentage of overall sales, we expect that our costs of goods and services sold will decline as a percentage of total revenue. We anticipate that our profit margins on sales of security systems will exceed our profit margins on sales of services. We are currently working on engineering changes in our security products that we expect will lower component costs for these products.


         Salaries And Benefits. We spent $2,045,531 in salaries and benefits in 1999. We organized and staffed up in 1999, converting many independent contractors to employees. We booked $1,755,000 in expenses associated with issuing shares of our common stock as a means of attracting, retaining and providing incentive to employees. We believed these expenses were necessary in the past and will continue to be necessary in the future in order to attract qualified personnel and conserve cash during the start-up phase.


         Selling, Business Development, Travel And Entertainment. Selling, business development, travel and entertainment expenses increased from $12,191 in 1998, to $269,450 in 1999, and represented 89% of total revenue in 1999. A significant portion of these expenditures in 1999 related to the payment of 140,000 shares to Bruce Lesniak as a way of attracting and providing incentive to him in performing the job of Senior Vice President of Corporate Development. We also spent $105,813 in 1999 in travel and entertainment expenditures, mainly as a result of sales trips associated with sale efforts for our security products.


         Research And Development Expense. We spent $210,143 in 1999 on research and development costs. This represented 69% of 1999 revenues. We expect to continue to fund new product development in 2000 at or above the dollar levels expended in 1999.


         Investor Relations Expenses. Investor relations expenses increased from $45,415 in 1998 to $212,086 in 1999. Our filing to become a fully reporting company became effective October 13, 1999. In addition, trading in our stock increased significantly in 1999. As a result, we undertook more efforts on investor relations in 1999. Included in this expense category is the issuance of shares of our common stock to Columbia Financial Group with a value of $200,000, in partial payment of their services in providing investor relations support.


         Professional Fees. Professional fees increased from $9,500 in 1998, to $317,100 in 1999. Of these expenses in 1999, we paid $80,100 in programming fees to independent contractors and $110,000 to various consultants for a marketing and promotional campaign associated with bringing our products to market in 1999.


    Write-Off Of Goodwill And Other Intangible Assets. We acquired all of Eastern Tech's outstanding stock through the issuance of 250,000 shares of our common stock and the assumption of certain liabilities. Eastern Tech's revenues for the fiscal years ended June 30, 1998, and 1997, were $820,683 and $1,942,563, respectively.


    We acquired Eastern Tech in order to:

         - provide cash flow with its current manufacturing revenue which would help us during our development stage;

         - provide a captive manufacturing facility and employee skill set which would benefit us in the roll out of our product line and allow us to fill orders of our products, control the quality of our products, manage our inventory and support our products.

Eastern Tech's acquisition was treated as a purchase business combination. We valued the total consideration paid for Eastern Tech at $935,684, based on multiplying 250,000 shares by the average trading price of our stock during the 5 days preceding and following the date of the acquisition, and the amount of liabilities we assumed. After adjusting Eastern Tech's assets and liabilities to fair value of $440,340, goodwill in the amount of $495,344 was recorded. Because of the significant business history of Eastern Tech, we amortized the goodwill on a straight line basis over a 10 year period.

         Following the consummation of the purchase, Eastern Tech experienced a significant decrease in sales volume. For the seven months following the purchase (through December 31, 1999) Eastern Tech sales to unrelated entities totaled $231,970 which, if annualized, amount to approximately $400,000, less than half of the previous years sales of $820,000. Additionally, Eastern Tech's sales volume for the first quarter of 2000 was only $92,000, which, on an annual basis represented a continuing sales volume decrease. In accordance with SFAS #121, we determined the following changes in circumstances had occurred which required a review for possible impairment:

         - a significant change in the manner in which the asset was used; and

         - current period operating and cash flow losses and a forecast of continuous losses.

         Our impairment review consisted of an analysis of the future sales prospects of Eastern Tech's manufacturing business and an evaluation of the cash flows to be realized thereafter. Our review indicated that sales volume would not increase significantly from the current levels for the foreseeable future. At these significantly decreased sales levels, cash flows to be realized from this business line would be negative due to fixed operating expenses exceeding gross profit on sales. We also considered the fact that Eastern Tech continues to provide an employee skill set and a captive manufacturing resource that was used in the original valuation of the combination. As a result of this analysis, we considered the remaining value of the goodwill to be associated with the captive manufacturing capabilities and skill set of Eastern Tech. Our initial consideration of the value of the goodwill indicated that the value of the captive manufacturing capaibilities and skill set to be more than half of the value and our related write-off of 45% of the goodwill is consistent with that valuation.


Stock Split And Change In Par Value

         In July 1998, we increased the number of authorized shares from 7,500 shares to 50,000,000 shares of common stock, and changed the par value of each share of stock from $1.00 to $.001. Also, in that month, we forward stock split our common stock 200:1, thereby increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. On September 30, 1998, we forward split our common stock from 1,000,000 shares to 2,000,000 shares. In connection with the RealView, Xyros and ETMC acquisitions in 1999, we issued 2,013,333, 150,000 and 250,000 shares, respectively. Unless otherwise noted in this statement, all share amounts reflect the forward stock split, par value changes and acquisitions. At year end, we had 7,167,203 shares issued and outstanding.


Net Operating Loss


         We have accumulated approximately $1.5 million of net operating loss carry-forwards as of December 31, 1999, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry-forwards expire in the year 2018. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carry-forwards which can be used. No tax benefit for these carry-forwards has been reported in the financial statements for the years ended December 31, 1999, or 1998.

Three Months Ended March 31, 2000, Compared With Three Months Ended March 31,
1999


Revenue


         For the three months ended March 31, 1999, $_17,900_or 16% of our revenue was derived from sales of systems and $92,512 or 84% from sales of contract manufacturing and test services. We did not have any material sales in the three month period ended March 31, 1998.


Gross Profit And Operating Expenses.


         Gross profit for the three months ended March 31, 2000, was $50,017. Gross profit margin was 45% in this period. Our gross profits for the three months ended March 31, 2000, were substantially derived from sales of our contract electronic component assembly services.


         Operating expenses for the three months ended March 31, 2000, increased to $506,281, compared with $119,834 for the comparable period in 1999. The increase is due to expanded operations and increased expenditures in the areas of sales and marketing, research and development and investor relations. We will complete development on and market several new products and upgrade and enhance existing products in 2000. Thus, we expect continued significant expenditures on research and development in 2000.


         As a result of the foregoing, net loss was $(456,264) for the three months ended March 31, 2000, compared to a net loss of $(119,834) for the three months ended March 31, 1999.


Costs And Expenses


         Costs Of Products Sold. The cost of products and services sold, was $60,395 for the three months ending March 31, 2000, and represented 55% of revenue for the period.


         Research And Development Expense. We spent $63,765 on research and development for the three months ended March 31, 2000, representing 67% of revenue for this period. We did not have material research and development expenses for the three months ended March 31, 1999.


         Net Operating Loss. We incurred approximately $420,000 of net operating loss carry forwards for the three-month period ended March 31, 2000, which may be used to offset taxable income and income taxes in future years.


Liquidity And Capital Resources.


         Since start-up of operations, we have funded our cash requirements primarily through equity transactions. We have received $511,705 in equity investments during the three month period ended March 31, 2000 and $2,671,026 since inception. We are not currently generating cash from our operations in sufficient amounts to finance our business and will continue to need to raise capital from other sources. We used the proceeds from these transactions to fund investments in, and acquisition of, technology, assets and companies, to provide working capital and for general corporate purposes, including paying expenses incurred in connection with the development of the SecureView-TM- line of products. As of March 31, 2000, we had total assets of $1, 845,394, and total liabilities of $342,092, resulting in stockholder's equity of $1,503,302. Our principal uses of cash during 1999 and the first three months of 2000 were to:

- fund operating activities, including increased sales and marketing activities

-        acquire businesses, property and equipment

-        invest in the development of products

         During 1999, our cash decreased from $169,899 at December 31, 1998, to $89,150 at December 31, 1999. Net cash used in operating activities was $1,094,399 for the year ended December 31, 1999. Net cash used in investing activities of $537,534 consisted primarily of $459,180 in funds advanced to affiliated entities. Net cash generated from financing activities of $1,598,059 consisted of proceeds received from the sale of stock.

         During the three months ended March 31, 2000, our cash increased $32,854 to $122,004. Net cash used in operating activities was $444,770 for the three months ended March 31, 2000. Net cash generated from financing activities during the three months ended March 31, 2000 of $490,089 consisted primarily of proceeds received from the sale of stock.


         We have a demand loan payable to Columbia Bank that has been reduced to an outstanding balance of approximately $69,000. The Bank has called this loan and it is currently due and payable.


         We are disputing payment of purported promissory notes in the approximate outstanding amount of $130,000 held by two former managers of Xyros. The notes purport to accrue interest at the rate of 10% per annum. We settled one dispute by agreeing to pay one of the note holders, Hal Peterson, $88,000 on or before August 22, 2000, or consent to entry of judgment.


         As of March 31, 2000, we had $2,789 in net working capital, including $87,113 of trade accounts receivable and $135,764 in inventory. Days sales outstanding, calculated using an average accounts receivable balance, were approximately 45 days as of March 31, 2000. We have provided and may continue to provide payment term extensions to certain of our customers from time to time. As of March 31, 2000, we have not granted material payment term extensions.

         Our inventory balance at December 31, 1999, and 1998, was $141,213, and $4,574, respectively. With expected increased product sales, we will need to make increased inventory expenditures. However, the terms of our product sales requires a twenty five percent (25%) deposit on order. In addition, we endeavor to keep inventory levels low. Therefor, we do not believe that increased product sales, associated materials purchases and inventory increases, will adversely affect liquidity.

         We anticipate further capital expenditures for 2000 of approximately $500,000. We are also exploring the purchase of the commercial space we are leasing in Columbia, Maryland, plus adjoining space, consisting of approximately 10,000 square feet. If we can obtain favorable terms, we would purchase the building through debt financing.

         Under our outstanding employment and consulting agreements, we are obligated to pay $228,000 in cash to Messrs. Than, Jiranek and Lesniak in salary and fees during calendar year 2000. We are also obligated to issue common stock to them with a value of $108,780. If we terminate the employment or engagement of Messrs. Than, Jiranek and Lesniak without cause (including because of merger, acquisition or change in control), we will be obligated to pay a total of $792,780 in severance payments over a three year period.


         We report each issuance of stock transferred for less than fair market value as a charge against earnings to the extent of fair market value. The obligation to issue stock is a substantial capital commitment in year 2000 and subsequent years.


         We believe that cash from operations and funds available will not be sufficient to meet anticipated operating capital expenditure and debt service requirements for the next twelve months and that we will be dependent on raising additional capital through equity sales or debt financing. In this offering, we are registering 2,689,000 shares of common stock for resale that can be obtained from exercising warrants held by the selling stockholders. If the selling stockholders exercise all of their warrants, at the exercise price of $2.00 per share, we will receive $5,378,000, which we will use for working capital and to expand operations to execute our business plan. We anticipate that the proceeds from the exercise of the warrants will fund operations through approximately December 31, 2002.

         Unless the range of trading prices of our common stock increases to over $2.00 per share or we agree to lower the exercise price of the warrants, it is unlikely that the warrants will be exercised. In May, 2000, we lowered the exercise price of warrants for 200,000 shares held by a selling shareholder from $2.00 to $.50 per share and the warrants were immediately exercised, resulting in net proceeds to us of $100,000.

         We have an outstanding loan balance of $94,362 representing monies that have been advanced to Gunther Than, our President & CEO, and his mother, Leokadia Than. Mr. Than and Ms. Than have indicated that they have the ability to repay these loans on demand. Moreover, Mr. Than has indicated that he will loan monies to us that we may need to meet operating capital needs.

         We own 840,000 shares of MediaComm Broadcasting, Inc. MediaComm is filing an application to be quoted and traded on the NASD OTCBB. If their application is accepted, we will be able to make limited sales of MediaComm shares in this public market.


         Plan Of Operation. We have devoted most of our resources since inception of operations to:

-        the research and development of the SecureView-TM- line of products

-        the development of marketing and sales infrastructure

- the development of production capability and brand awareness of SecureView

         Although we have been selling products since March of 1999, we are still developing these products and have generated limited revenues from these products to date. In the quarter ended September 30, 1999, we began earning substantial revenues. As of December 31, 1999, we had an accumulated deficit of approximately $4,400,000. We expect the operating losses to continue until we develop a sufficient network of resellers and strategic partners generating sales revenues to cover our operating expenses. A large part of our earnings deficit is due to the issuance of equity to attract, retain and provide incentive to key personnel. This was done to preserve cash resources. Thus, much of our earnings deficit is not attributable to actual cash outlays.

         We hope to use the cash raised from the exercise of warrants held by selling shareholders to:

- bring our WebView-TM-, ViewStorage-TM- and CareView-TM- products to market

-        continue our product development efforts

- expand our sales, marketing and promotional activities for the SecureView-TM- line of products

- increase our engineering, production management, quality control, and customer support staff. We operate in a very competitive industry that requires continued large amounts of capital to develop and promote our products. We believe that it will be essential to continue to raise additional capital, both internally and externally, to compete in this industry.

         The amount of capital that we need to raise will depend upon many factors primarily including:

-        the rate of sales growth and market acceptance of our product lines

- the amount and timing of necessary research and development expenditures

- the amount and timing of expenditures to sufficiently market and promote our products

-        the amount and timing of any accessory product introductions

         In addition to accessing the public and private equity markets, we will pursue bank credit lines and equipment lease lines for certain capital expenditures. We currently estimate we will need between $7 million and $8 million to fully develop all of our products and launch our expanded business operations in accordance with our current business plan.


Acquisition Treatment


         In October, 1998, we acquired RealView Systems. We accounted for this acquisition under the pooling of interests accounting method. In February, 1999, we acquired Xyros Systems. In May, 1999, we acquired ETMC. We accounted for these later two acquisitions under the purchase accounting method.


                             DESCRIPTION OF PROPERTY


         We lease executive office space in Englewood Colorado of approximately 2,000 square feet, including common areas, from a non-affiliate, pursuant to standard commercial lease terms. In addition, we lease 8,000 square feet of space used for engineering design and manufacturing at 9693 Gerwig Lane, Columbia, Maryland from Lawrence Seiler, a significant shareholder. The terms of this lease are standard commercial terms, with rent being established at market. We also own engineering design, hardware and software development equipment, and manufacturing equipment and inventory on hand with an approximate replacement value of $800,000, including surface mount equipment, through-hole equipment, cable and wire harness and inspection equipment.

         We own 840,000 shares or approximately 10% of the outstanding stock of MediaComm Broadcasting Systems, Inc., a Denver corporation, which we purchased in a private placement for $28,000. MediaComm has partnered with an Internet service provider to provide high-quality Internet access and value-added local content through an Internet service portal, primarily to customers in the Denver metropolitan area. MediaComm will offer streaming live or pre-taped video over the Internet. Through agreements with RealNetworks, Inc., MediaComm Broadcasting plans to deliver events, concerts, corporate training and education, as well as archived content from a variety of licensed sources. In addition to our equity stake in MediaComm, we hope to function as MediaComm's technical partner with regard to its digital video requirements on the Internet.

         On November 3, 1999, MediaComm filed a registration statement with the SEC for an initial public offering of stock at an estimated price of $1.00 per share. This registration statement has become effective. MediaComm intends to file an application with the NASD to have its common stock quoted on the over-the counter bulletin board.


                        SHARES AVAILABLE FOR FUTURE SALE



         Upon completion of the offering, we will have outstanding an aggregate of 8,993,909 shares of common stock. These amounts include the number of shares we would be obligated to issue on exercise of the warrants underlying 454,000 shares offered under this prospectus. In addition, we reserved for issuance 438,000 shares issuable upon exercise of outstanding optionsand warrants to acquire another 2,235,000 shares.



         The shares sold will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our affiliates. We also have approximately 2,800,000 million shares that are currently freely tradable except for such of those shares as may be acquired by our affiliates as of March 31, 2000.



         The remaining shares held by existing shareholders are restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding common shares or (2) the average weekly trading volume in the common shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions.



         In addition, under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the volume, manner of sale and other limitations described above. None of the restricted shares held by our existing shareholders will be eligible for immediate sale in the public market under Rule 144(k).



         An employee or consultant who has purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. This rule permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after we became a reporting company under the Securities Exchange Act, which was October 13, 1999.


         We have approximately 3,000,000 shares or 40% of outstanding shares, that can be immediately sold in accordance with the limitations of Rule 144 and 701.


                              SELLING SHAREHOLDERS


                                                              COMMON STOCK                           COMMON STOCK BENEFICIALLY
                                                        BENEFICIALLY OWNED PRIOR      NUMBER OF               OWNED
                                                               TO OFFERING             SHARES            AFTER OFFERING
           NAME OF SELLING SHAREHOLDER AND                     -----------             BEING             --------------
                  RELATIONSHIP TO US                       SHARES        PERCENT     REGISTERED       SHARES       PERCENT
                  ------------------                       ------        -------     ----------       ------       -------
                Mike Bagnoli Director                      40,000          .5%         40,000           0            0%
          Martin J. Maassen, Board Chairman               247,800         2.9%         35,000        212,000        2.7%
        Bruce Lesniak Senior V.P. of Corporate            194,000         2.3%         10,000        184,000        2.1%
                     Development
                     Tom Cloutier                          44,000          .5%         44,000           0             0
                       Guy Parr                            10,000          .1%         10,000           0             0
                   Lawrence Seiler                        180,000         2.2%         100,000        80,000         .1%
                    Leokadia Than                         228,333         2.7%         50,000        178,333        1.6%
                      Jim Price                            50,000          .7%         50,000           0             0
                       Tim Rieu                            50,000          .7%         50,000           0             0
          Magnum Worldwide Investments, Ltd.              100,000         1.4%         100,000          0             0
               Columbia Financial Group                   518,000         6.5%         400,000       118,000        1.3%
                Rubin Investment Group                   3,300,000         32%         853,000      2,447,000        22%
                  Jim and Dotty Burg                        10,000         .01%         10,000           0             0
                    Gus Mastracci                           1,000           0%           1,000           0             0
                     Jim McDaniel                           1,200           0%           1,200           0             0
                  Gerald Klamrowski                         40,000          .5%         40,000           0             0
                Paul & Barbara Knoebel                      20,000          .2%         20,000           0             0
                Mark & Molly Michaels                       6,000          .05%          6,000           0             0
                     Seth Lesniak                           1,514           0%           1,514           0             0
                  Ed & Cindy Lesniak                        3,164           0%           3,164           0             0
                 Mark & Mary Gordman                         750            0%            750            0             0
              Cynthia & David Gruchalski                    5,000          .05%          5,000           0             0
                      Keith Burg                            5,000          .05%          5,000           0             0
                    Marie Lesniak                           6,000          .06%          6,000           0             0
                    Jane Emanuele                           10,000          .1%         10,000           0             0
                    Jeffrey Grahl                           5,000          .05%          5,000           0             0



                Eleanore G. Hendricks                       5,000          .05%          5,000           0             0
                     Lisa Hedman                             571            0%            571            0             0
                Gordon Ray Kemmerling                       7,000          .07%          7,000           0             0
                Keith & Debra Company                       5,000          .05%          5,000           0             0
              Victor & Eileen Gruchalski                    5,000          .05%          5,000           0             0
                     Joel Konicek                           50,000          .5%         50,000           0             0
                       John May                             10,000          .1%         10,000           0             0
                     John Gilroy                            2,500          .02%          2,500           0             0
                      Gary Bray                             5,000          .05%          5,000           0             0
                   Jeung Hee Hwang                          6,000          .06%          6,000           0             0
                    John Thompson                           20,000          .2%         20,000           0             0
                   Thomas Fuselier                          5,714          .05%          5,714           0             0
                    Scott Fuselier                          5,714          .05%          5,714           0             0
                   Lawrence Gilroy                          1,200           0%           1,200           0             0
                    Richard Carey                           1,200           0%           1,200           0             0
                      Steve Viel                            1,200           0%           1,200           0             0

         The following describes the shareholders in the table above.

         On June 17, 1999, we entered into a consulting agreement with Columbia Financial Services pursuant to which we agreed to pay it 200,000 shares and warrants to purchase another 400,000 shares at $2.00 per share in exchange for its provision of investor relations, public relations and related services to us. We agreed to register for resale the shares of common stock underlying Columbia Financial's warrants at our expense as part of any registration of shares for sale to the public. The sale of the 400,000 shares underlying these warrants are covered by this prospectus. Columbia Financial Services has provided investor relations services to us since the fall of 1998, including:

-        preparing and issuing press releases to major news wires

- providing information on the company to the investment community, including institutional investors and broker dealers

- facilitating the dissemination of financial and other information on the company to market makers in the company's stock before it became fully reporting

- assisting with the development of investment relations materials and a web site

- identifying and, in some cases, paying for attendance at major trade shows and other activities designed to educate the investment community about the company

         We believe the efforts of Columbia Financial Services have also substantially assisted us in the development of our sales and marketing efforts. Columbia Financial Services is a large firm with three branch offices in Louisiana, Florida and Maryland employing approximately 70 persons specializing in investment relations services. Columbia Financial Group is a Maryland corporation that is closely held by Jim Price and Tim Rieu, both Maryland residents and accredited investors


         On July 29, 1999, we entered into an agreement with Lawrence Seiler, the former sole shareholder of ETMC, whereby Mr. Seiler subscribed for 170,000 shares in exchange for the satisfaction of certain debts and obligations owed to, or for the benefit of, Mr. Seiler. We agreed to register 100,000 of the shares as part of our next registration of securities and these shares are covered by this prospectus. Mr. Seiler is past president of ETMC and a current sales representative.



         Drs. Maassen and Bagnoli and Gus Mastracci purchased their securities in an offering we commenced on August 2, 1999, and closed on August 18, 1999, pursuant to Rule 506 of Regulation D. We agreed with those investors that we would register their shares at our expense as part of the next registration of our shares, subject to our right to cutback the amount of shares registered. Under the terms of our agreements with those investors, we are registering 56,000 of the shares that were purchased in this Rule 506 private placement. Drs. Maassen and Bagnoli became board members in May, 1999, and Dr. Maassen became Board Chairman in April, 2000.



         On October 29, 1999, we sold 100,000 shares to Jim Price and Tim Rieu, two accredited investors, and agreed to register their shares as part of our next registration of securities, subject to the ability to cut back the amount of shares we would register for those investors if in the reasonable opinion of management such a cut back was necessary for the success of the offering. These shares are covered by the prospectus. Messrs. Price and Rieu are principals of Columbia Financial.



         On November 15, 1999, we issued 200,000 shares of common stock to Leokadia Than in exchange for forgiveness of indebtedness in the principal amount of $177,000 and accrued interest of $33,000. As part of this subscription, we agreed to register 50,000 shares that were issued to Ms. Than as part of our next registration of securities, subject to our ability to cut back the amount of these shares we would register if in the reasonable opinion of management such a cut back was necessary for the success of the offering. Ms. Than is the mother of our President and CEO, Gunther Than. These shares are covered by this prospectus.


         On November 11, 1999, we initiated, and on January 8, 2000, we closed an offering of securities pursuant to Rule 506 of Regulation D of the Securities Act of 1933. As a condition of subscription in this offering, we agreed to register investor shares as part of our next registration of securities, subject to the ability to cut back the amount of shares we would register for those investors if in the reasonable opinion of management such a cut back was necessary for the success of the offering. We sold274,727 shares as part of this offeringand we are registering these shares in this offering. The remaining shareholders in the table purchased in this offering.



         On December 9, 1999, we entered into consulting agreements with Tom Cloutier and Guy Parr. Both of these consultants had been working with us and these agreements formalized arrangements with them for past and future services. We granted 5 year warrants to purchase shares of common stock at $2.00 per share. We granted Tom Cloutier warrants to purchase 44,000 shares and Guy Parr warrants to purchase 10,000 shares. We agreed to register for resale the shares that could be obtained from exercise of these warrants in our next registration of securities. As of February 1, 2000, Tom Cloutier became our full time employee. From 1989 to 1997, Mr. Cloutier worked, first, with RAF Financial and, then, with Global Financial providing investment banking services, including brokerage and brokerage management services. Beginning in 1997, he worked for Media Concepts, Inc., a publicly held company located in California, providing investment relations services. In fall 1998, he began providing consulting services to us in the areas of investment relations. Guy Parr is a retired business manager, having worked for 25 years with the corporate predecessor for Martin Marietta. He provides strategic business advice and consulting on a range of operational issues


         On December 9, 1999, we entered into an agreement with Magnum Worldwide Investments Ltd. where, among other things, we agreed to register 100,000 shares held by them in our next registration of securities. Magnum had purchased 100,000 shares of our common stock from a third party. Magnum has brokered an important relationship with NetServ Caribbean, Ltd. -- a reseller of our products in the Caribbean and South America -- for which we granted the registration rights. These shares are covered by this Prospectus. We hope to develop a joint venture with NetServ Caribbean, Ltd. to develop, produce and distribute products primarily in the Caribbean and South America. Magnum Investments, Ltd. is a privately held corporation registered in Republic of Trinidad. The principal shareholder is Tom Alexion who owns 75% of the outstanding shares of that company.


         On January 10, 2000, we commenced an offering of securities pursuant to Rule 506 of Regulation D of the Securities Act of 1933. On February 18, 2000, we sold to Rubin Investment Group, an institutional accredited investor entity, with an address 2121 Avenue of the Stars Suite 101 Los Angeles, CA 90067, 800,000 common shares and warrants to acquire an aggregate of up to 2,500,000 shares, of which 1,000,000 expire in 5 months, 500,000 expire in 6 months and 1,000,000 expire in 3 years from the date of sale. We agreed to register the shares and the shares received upon warrant exercises and 853,000 of these shares are included in this prospectus. With this sale, we closed this offering. As of the date of this prospectus, Rubin Investment Group has exercised warrants for 265,000 shares for an aggregate purchase price of cash and property in the amount of $230,000. The percentage of ownership in the table above was calculated based on a fully diluted basis, unlike the other percentages of ownership calculated in the table. Rubin Investment Group is owned by Dan J. Rubin, Ca. resident and accredited investor



                              PLAN OF DISTRIBUTION


         The selling shareholders will act as principals for their own accounts in selling the shares and may sell the shares through public or private transactions, on or off established markets. The selling shareholders will receive all of the net proceeds from the sale of their shares and will pay all commissions in connection with their sale. We will not receive any proceeds from the sale of the selling shareholders' shares, but we will receive the exercise price from exercise of the warrants. The warrants are not being registered for sale; only the shares the warrant holders may obtain upon exercise are being registered for sale. If a dealer is utilized in the sale of the shares in respect of which the prospectus is delivered, the selling shareholder may sell such shares to the dealer, as principal. The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale.

         The distribution of the shares is not subject to any underwriting agreement. We expect that the selling shareholders will sell the shares through customary brokerage channels, including broker/dealers acting as principals (who then may resell the Shares), in private sales, or in block trades in which the broker/dealer engaged will attempt to sell the Shares as agent.

         The selling shareholders may also pledge all or a portion of the shares as collateral in loan transactions. Upon any default by the selling shareholders, the pledgee in the loan transaction would then have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also transfer the shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer, the transferee would have the same rights of sale as the selling shareholders under this prospectus.

         From time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans.

         We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all brokerage commission, legal fees and other similar expenses incurred by them.

         The selling shareholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders and any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the shares. The shares are eligible for sale only in certain states, and, in some of those states, may be subject to restrictions imposed by those states. To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the selling shareholder meets the applicable state notice and filing requirements. No sales or distributions, other than as described herein, may be affected until after this prospectus shall have been appropriately amended or supplemented.


                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS


         Our directors, executive officers and key employees, their respective ages and positions, and biographical information on them is set forth below.



         NAME                               AGE                                 POSITION HELD
         ----                               ---                                 -------------

Gunther Than                                53                        President, CEO and Director since
                                                                      September, 1998; Chairman of the
                                                                      Board from September 1998 to
                                                                      April, 2000

Dr. Martin Maassen                          56                        Director since May, 1999; Chairman
                                                                      of the Board since April, 2000

Dr. David Barbara                           49                        Director since May, 1999

Dr. Michael L. Bagnoli                      42                        Director since May, 1999

Andrew L. Jiranek                           39                        Vice President, Secretary and General
                                                                      Counsel since February, 1999

Bruce Lesniak                               41                        Senior Vice President of Corporate
                                                                      Development since March, 1999

David Bruggeman                             56                        Vice President of Engineering since
                                                                      February, 1999

Linda Than                                  49                        Comptroller; Chief Financial Officer



         The current board was appointed in May, 1999, by Gunther Than, who was then the sole Director, and elected by the shareholders for a term of one year commencing June 1999.

         All directors hold office until the next annual shareholders meeting or until their death, resignation, retirement or until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.

         Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers. Messrs. Lesniak, Bruggeman and Curran are not executive officers.

GUNTHER THAN, PRESIDENT, DIRECTOR AND CEO.

         Gunther Than has served as our President and Chief Executive Officer since September, 1998. He also served as Chariman of the Board from September, 1998 to April, 2000, and as a director since April, 2000. From 1994 - 1998, Mr. Than was the founder, President and CEO or RealView Systems and View Technologies, Inc. Mr. Than continues as President, CEO and board member of View Technologies.

         Prior to founding RealView and View Technologies, Mr. Than held a variety of business management positions including:

- Founder and President, EasyView Systems, Inc., a developer of software for use in the furniture industry

- Founder and President, National Systems and Software, Inc., a retail distributor of computer hardware and software

- General Manager, Rutland Biotech, Vancouver, Canada, a developer of medical and health related proprietary products

- Vice President of Information Systems, Patterson Dental Corporation, one of the largest U.S. dental product supply corporations

- Director of Information Systems, Salkin and Linoff, a Minneapolis retailer of soft goods and ladies apparel, with $100 MM in sales and over 500 retail outlets including Peck & Peck

- Manager of Systems and Programs, Fairway Foods, a $2 billion sales division of Holiday Worldwide, Inc.

- Systems Programmer, Twin Disc, Inc., a Wisconsin manufacturer of power transmissions for heavy equipment, ships and construction implements

         Mr. Than is a graduate of the University of Wisconsin, with a dual degree in engineering physics and applied mathematics.

BRUCE E. LESNIAK, SENIOR VICE PRESIDENT OF CORPORATE DEVELOPMENT

         Mr. Lesniak has been Senior Vice President of Corporate Development since March, 1999. He is not an executive officer and is a consultant. Mr. Lesniak will aid in developing a strategic business plan, creating strong partner alliances and building sales and marketing information. Mr. Lesniak heads our corporate development, sales and marketing departments. Mr. Lesniak has been active in the security industry for over 15 years. The last 14 years were spent with the largest security system integrator in the U.S., ADT Security Services. Mr. Lesniak was National Director of Business Development at ADT from 1997 to 1999. While at ADT, Mr. Lesniak's responsibilities included guiding sales, implementing numerous new product releases and managing the largest and most profitable sales territory in the company. Mr. Lesniak received an undergraduate degree from Illinois State University.

ANDREW L. JIRANEK, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

         Mr. Jiranek has been our Vice President and Secretary since June, 1999,and our General Counsel since February, 1999. Prior to joining us on February 1, 1999, Mr. Jiranek practiced law in the areas of corporate and securities regulation. In March, 1998, Mr. Jiranek founded the law firm of Jiranek & Harasti. From 1992 to 1998 he was an associate attorney at the Washington, DC and Baltimore, Md. law firms of Niles, Barton & Wilmer and Dickstein, Shapiro & Morin in the corporate departments. Mr. Jiranek clerked for Chief Judge Truman Hobbs of the Middle District Court of Alabama and was an attorney, U.S. Department of Justice, Honors Program. He received his Juris Doctorate in 1987 from the College of William and Mary School of Law and an Economics Degree in 1984 from Princeton University.

DAVID C. BRUGGEMAN, VICE PRESIDENT OF ENGINEERING

          Mr. Bruggeman joined us in February, 1999, after we acquired Xyros Systems, Inc., as Vice President of Engineering. He is not an executive officer. Mr. Bruggeman manages our engineering department and is responsible for design and product development. Mr. Bruggeman has been designing in the computer industry for over 37 years, with an emphasis on video and audio products in the past ten years. He was Vice President Operations and founder of Xyros from 1997 through 1999. In 1995-1996 he was Vice President, Product Management of Systems of Excellence, Inc., a publicly held video teleconferencing company, where he managed all elements of the corporation's technical hardware and software design and product support. From 1994 to 1995, Mr. Bruggeman was Director of Project Management and Advanced Programs for MELA Associates, Inc., a privately held government contractor, where he directed the activities of a major U.S. Department of Defense program as Program Manager.

LINDA THAN, COMPTROLLER AND CHIEF FINANCIAL OFFICER

         Ms. Than began has been functioning as our Comptroller and Chief Financial Officer for daily operations with responsibilities for bookkeeping, payables, receivables, and other financial aspects of day to day operations since September, 1998. She is not an executive officer. Since February 1994, Ms. Than has also been the Comptroller and Business Manager for RealView Systems and View Technologies.

Our additional directors are:

DAVID MICHAEL BARBARA, JR. M.D., DIRECTOR


         Dr. Barbara became a Director in May, 1999. He has held a variety of executive positions with hospitals in Lafayette, Indiana. From 1994 to 1997, Dr. Barbara was a surgeon with the Arnette Clinic in Layayette, Indiana and from 1997 to 1998, Dr. Barbara was a surgeon for the Vein Treatment Center in Indianapolis, Indiana. Since 1998, he has been a surgeon with _a 120-physician multi-specialty clinic in Atlanta, Georgia. He holds a BA from Xavier University and MD from the University of Kentucky, and is a board certified surgeon.


MARTIN MAASSEN, M.D., CHAIRMAN OF THE BOARD

         Dr. Maassen became a Director in May, 1999. He became our Chairman of the Board in April, 2000. He is board-certified in internal medicine and emergency medicine and has served as a staff physician in the emergency departments of Jackson County, Deaconess, Union and St. Elizabeth hospitals in Indiana since 1977. In addition to practicing medicine, he maintains an expertise in computer technologies and their medical applications.

MICHAEL L. BAGNOLI, D.D.S., M.D., DIRECTOR

         Dr. Bagnoli became a Director in May, 1999. He holds degrees as a medical doctor and a dental specialist. Since 1988 he has practiced dentistry in the specialty area of oral and masiofacial surgery for a physician group in Lafayette, Indiana. Through his practice, he introduced orthroscopic surgery along with the full scope of arthroplastic and total joint reconstruction to the community. Dr. Bagnoli was founder, CEO and president of a successful medical products company, Biotek, Inc., which sold to a larger interest in 1994.

BOARD OF DIRECTORS COMMITTEES

         Our board of directors has established an executive compensation committee and an audit committee. Each of these committees is responsible to the full Board of Directors, and, in general, its activities are subject to the approval of the full Board of Directors.

         The audit committee is primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. We anticipate that non-employee, outside directors will comprise the audit committee.

         The compensation committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and our stock option plans and approving our other executive officer benefits. The compensation committee also consults with our management regarding pension and other benefit plans, and our compensation policies and practices in general. The compensation committee consists of three outside directors.

COMPENSATION OF DIRECTORS

         We do not have any arrangement for compensating our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments.


                             PRINCIPAL SHAREHOLDERS


         The following table lists as of the date of this prospectus, the beneficial ownership of our outstanding common stock by:

- each person known by us to own beneficially 5% or more of our outstanding common stock

-        each of our executive officers

-        each of our directors

-        all executive officers and directors as a group





Beneficial ownership after this offering will depend on the number of shares actually sold. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares that have been issued as of the date of this prospectus and shares that would be issued upon exercise of warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                             COMMON STOCK                      COMMON STOCK BENEFICIALLY OWNED
                                                       BENEFICIALLY OWNED PRIOR  NUMBER OF            AFTER OFFERING
                                                             TO OFFERING          SHARES              --------------
NAME OF BENEFICIAL OWNER AND                                 -----------           BEING
RELATIONSHIP TO US                                        SHARES       PERCENT   REGISTERED       SHARES          PERCENT
------------------                                        ------       -------   ----------       ------          -------
 OFFICERS, DIRECTORS AND 5% SHAREHOLDERS
      Gunther Than, President, CEO and Director         2,181,800        26%             0      2,181,900             19%
        Bruce Lesniak Senior V.P. of Corporate            194,000       2.3%        10,000        184,000           21.6%
                     Development
 Andrew L. Jiranek, V.P., Secretary, General Counsel      125,200       1.4%             0        125,200            1.1%
          Martin J. Maassen, Board Chairman               247,800       2.9%        35,000        212,000             .1%
     David Bruggeman Vice President, Engineering           39,000        .1%             0         39,000             .1%
               M Mike Bagnoli Director                     40,000        .1%        40,000              0             .1%
                Rubin Investment Group                  3,300,000        32%       853,000      2,447,000             22%
         All Executive Officers, Directors & 5%         2,826,800        30%        85,000      2,471,840             22%
         Shareholders as a Group (6 persons)]


         In the preceding table -

- Gunther Than's wife, Linda Than, who is our comptroller, and Chief Financial Officer owns 150,200 shares of our common stock. Gunther Than does not claim beneficial ownership of the shares owned by Leokadia Than, his mother

- Mr. Jiranek influences the investment power and voting power of 6,000 shares held by his three children. Mr. Jiranek does not disclaim beneficial ownership of his childrens' shares

                            DESCRIPTION OF SECURITIES



         Our authorized capital consists of 50,000,000 shares of Common Stock, $0.001 par value. As of the date of this prospectus, there are 8,539,095 shares of common stock issued and outstanding. An additional 438,000 shares of common stock are subject to issuance upon the exercise of outstanding options. As of March 31, 2000, up to an additional 2,689,000 shares may be issued to certain warrant holders upon the exercise of warrants and the payment of the exercise price of $2.00 per share. As ofJuly 10, 2000, we listed 221 shareholders of record. We estimate that there are approximately 2,500 beneficial owners of common stock.


COMMON STOCK

         Each share of our common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock. The common stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to pro rata dividends and other distributions if, and when declared by the board of directors out of assets legally available for the payment of dividends. The payment of dividends, if any, in the future rests within the discretion of the board of directors.

         Upon our liquidation, dissolution or winding up, the holder of each share of common stock is entitled to share equally in the distribution of our assets after the payment of liabilities. The holders of common stock are not entitled to the benefit of any sinking fund provision.

         The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non-assessable.

TRANSFER AGENT

         The transfer agent for the common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

STOCK OPTIONS


GENERAL

         On August 13, 1999, our board of directors adopted the View Systems, Inc. 1999 employee stock option plan and on August 20, 1999, our shareholders adopted the stock option plan at a special meeting of shareholders in lieu of annual meeting. The stock option plan provides a mechanism for us to provide incentive to executives, employees and other key personnel. The stock option plan provides for two kinds of options: incentive stock options and non-qualified stock options.

         Our 1999 stock option plan currently authorizes the grant of options to purchase a maximum of 4,500,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. As of March 31, 2000, options to purchase 191,000 shares had been granted and 84,500 of the options had been exercised. Assuming all outstanding options under the stock option plan were granted and exercised, the shares would constitute approximately 2.3% of our currently outstanding shares of common stock.

ADMINISTRATION

         The stock option plan is administered by the board or the executive compensation committee. The board or the compensation committee has the authority to determine terms and conditions of the option issuances to participants to the extent such terms and conditions are not otherwise stated in the plan.

EFFECTIVE DATE

         The stock option plan became effective as of August 13, 1999, and will continue in effect for a term of ten years unless terminated sooner.

ELIGIBILITY

         All of our officers and other key employees are eligible to participate in the stock option plan. Non-qualified stock options may be granted under the plan to any employee, officer or director, regardless of whether the director is an officer or employee, and to any independent contractor.

PROVISIONS OF THE STOCK OPTION PLAN

         Options granted under the stock option plan will either be incentive stock options or non-qualified stock options. The exercise price of each share underlying an incentive stock option equals 100% of the fair market value of the share on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of our shares may not be less than 110% of fair market value.

         Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of our shares may not exceed five years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or with committee approval, in shares having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and shares.

         In the event that a participant (other than an independent consultant) ceases to maintain continuous service with us, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for 3 months but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable options will continue to be exercisable for 6 months, to the extent exercisable by the participant immediately prior to his/her death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

         Options are nontransferable and must be exercised by the grantee except in the event of death or disability in which case the options may be exercised by the qualified successor to the grantee within one year after the date of death or disability but in no event after the expiration date of such options. Notwithstanding the foregoing, the board may permit transfer of non-qualified stock options during the exercise period. The shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.

AMENDMENTS AND TERMINATION

         The board may from time to time suspend, terminate, modify, or amend the stock option plan, provided that no suspension, termination, modification, or amendment of the plan may adversely affect any rights under the plan unless the written consent of those affected is obtained. Unless terminated earlier by the board, the stock option plan will terminate on August 13, 2009.

SUMMARY OF ARTICLES OF INCORPORATION AND BY-LAWS

         The following is a summary of the material provisions of our articles of incorporation.

         The power to issue additional shares of common stock rests with the board of directors, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of our articles of incorporation may also have the effect of preventing, discouraging or delaying any change in control in View Systems.

NUMBER OF DIRECTORS AND TERM OF OFFICE

         Our by-laws provide that we have a minimum of 1, but no more than 7 directors. The by-laws further provide that the directors shall hold office for a term for which a director is elected and that directors shall be elected at the annual meeting of shareholders. The by-laws permit the board of directors to implement staggered terms for board members, so that only a portion of the members come up for reelection at any time. The current board consists of 4 members who were elected for 1 year terms in August 1999.

ACQUISITION OFFERS

         The board of directors may be required to evaluate an offer of another person to enter into certain types of transactions with us. These transactions include:

-        tender or exchange offers for our equity securities

-        mergers or consolidations

-        purchases of all or substantially all of our properties.

The board may, in connection with the exercise of its business judgment in determining what is in our best interest, give due consideration to all relevant factors regarding our business and operations. These factors include:

-        the consideration being offered

- the social and economic effect of acceptance of such offer on our present and future customers and employees

- the social and economic effect offset of the acceptance of such offer on the communities in which we operate or are located

- the desirability of maintaining independence from any other business entity.

CONTROL SHARE ACQUISITIONS

         Our articles of incorporation exempt us from the Florida statutes governing control-share acquisitions. Generally, under the statute, a person intending to acquire 20% or more of our shares must give us notice of such intent and request approval of the acquisition by the board of directors. If the board of directors fails to approve the acquisition then such persons may request a meeting of the shareholders at which shareholders will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquirer obtaining shares that could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the statute, such as mergers, business combinations or other acquisitions that have been approved by the board of directors, as well as acquisitions of shares issued by us in our original offering or in subsequent offerings approved by the board.

OTHER PROVISIONS

         Under Florida law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

- the interest of the corporation's employees, suppliers, creditors and customers

-        the economy of the state and the nation

-        the interest of the economy and of society

- the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interest of the corporations stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation' stockholders by adopting or executing plans that deny rights, privileges, powers or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

REPORTS TO SECURITY HOLDERS


         We intend to send to our shareholderscopies of our annual report on form 10-KSB, which report contains audited financial statements, but do not intend to send our interim quarterly reports to our security holders.


                                LEGAL PROCEEDINGS



         Hal Peterson, a former Vice President of Sales and Marketing of Xyros and a trust he controls filed suit against us on October 28, 1999, in the Circuit Court for Howard County, Maryland. The lawsuit alleges that we did nottimely pay interest and other monies due Hal Peterson, which Xyros allegedly agreed to pay under two promissory notesTo settle this suit, we agreed to pay $88,000 on or before August 22, 2000, or consent to judgment against us in that amount.


         Several years prior to our acquisition of Eastern Tech Manufacturing Corp., the former President of Eastern Tech, Lawrence Seiler, became involved in a series of transactions arising out of the performance of a contract for Boeing, Inc. that are the subject of a criminal indictment and prosecution pending in the U.S. District Court of the District of Columbia. Preliminary to this action, the Federal Bureau of Investigation, Washington Field Office seized certain assets they believed were involved in the transactions in question. At one time, Eastern Tech had an interest in one of the seized assets, namely a corporate bank account holding $63,572.21 in its name. Eastern Tech has subsequently transferred all right, title and interest in this bank account to Lawrence Seiler in exchange for his forgiving an obligation to pay him fees for services he has rendered.

         Eastern Tech was acquired by us on May 25, 1999. Following this acquisition, Lawrence Seiler was named the President of Eastern Tech. On December 4, 1999, Lawrence Seiler was removed as President of Eastern Tech and is now an independent sales representative for us. Eastern Tech is not a party to the proceedings involving Lawrence Seiler.


         We have inquired with the Assistant U.S. Attorney handling the prosecution of Mr. Seiler's case whether we, including Eastern Tech, are the subject of a civil or criminal investigation arising out of these events. He has advised us that we were not involved.


         Other than these proceedings, we are not a party to any pending legal proceedings that would have a material effect on our operations and to the best of our knowledge, no such action has been threatened.


                              CERTAIN TRANSACTIONS


         The following information summarizes certain transactions we engaged in during the past two years, or we propose to engage in, involving our executive officers, directors, 5% stockholders or immediate family members of those persons:

         Gunther Than, Chairman of the Board, President and CEO, acquired 1,046,800 shares of common stock as a result of our acquisition of RealView Systems. Leokadia Than, Gunther Than's mother, received 200,000 shares through the exchange of RealView shares.

         On May 27, 1999, we entered into a redemption agreement with Mr. Than, whereby we redeemed 25,000 shares of common stock owned by Mr. Than in exchange for a total cash payment of $50,000. As part of this agreement, we granted Mr. Than an option to purchase back these 25,000 shares for $50,000, plus interest on $50,000 from May 27, 1999, to the date of redemption, at a rate of 10% per annum.

         On September 30, 1999, we redeemed 34,860 shares of common stock of Gunther Than in exchange for forgiveness of $67,719.35 in loans Gunther Than had taken from us during 1999. As part of this agreement, Mr. Than was granted an option to purchase these 34,860 shares back for $67,719.35, plus interest at the rate of 10% per annum thereon from September 30, 1999, to the date of redemption. Mr. Than continues to be indebted in the amount of approximately $20,000 in loans he has taken from us during 1999.

         For information concerning stock and options awarded to Mr. Than during 1998 and 1999, see "Executive Compensation."

         We have also issued 200,000 shares of common stock to Leokadia Than, Gunther Than's mother, in exchange for forgiveness of loans totaling $177,000 and unpaid and accrued interest in the amount of $33,000 on these loans. In December, 1999, we loaned Leokadia Than $35,000. There are no certain terms for repayment of this loan. In addition, Ms. Than purchased a 10,000 shares of the common stock of RealView Systems, Inc. and exchanged this stock certificate for 13,333 shares of the common stock of View Systems, Inc. in July, 1999. Mr. Than disclaims beneficial ownership of Leokadia Than's shares.

         For information concerning stock and options awarded to Andrew L. Jiranek, Bruce Lesniak, David Bruggeman and John Curran, see "Executive Compensation."

         Martin Maassen, Chairman of Board, received $21,000 in consulting fees from us prior to becoming a director. He also purchased 111,000 shares from us on August 18, 1999, as part of our rule 506 offering at terms established for that offering. We extended a $20,000 short term loan to Dr. Maassen in December, 1999, which was completely repaid in January, 2000.

         Mr. Michael Bagnoli purchased 20,000 shares from us on

August 8, 1999, as part of our Rule 506 offering, and another 20,000 shares as part of our November 11, 1999 offering.

         Linda Than, the wife of Gunther Than, and our Comptroller and Chief Financial Officer, received 100,000 shares under our restricted share plan and was the recipient of 66,700 shares in the RealView share exchange.

         The former shareholders and management of Xyros loaned monies to Xyros for working capital, and took back promissory notes, which mature on December 31, 1999, and accrue interest at the rate of 10% per annum. As part of our acquisition of Xyros, we agreed to guaranty the repayment of this indebtedness. As of March 31, 2000, the outstanding principal amount of these loans had been paid down to $110,000. Some of the management of Xyros became involved in our management following the acquisition and some did not.

         View Technologies, Inc., a privately held Colorado corporation founded in 1994, is a related company. It was founded and organized by Gunther Than, our President, CEO and chairman. Mr. Than is also President, CEO and chairman of View Technologies. View Technologies produces software and hardware products used in computer networks which transmit and store diagnostic medical imagery. Some of the shareholders of View Technologies were also shareholders in RealView Systems, Inc., a company acquired by us in October 1998.

         We share human resources with View Technologies. We account for any resources that are jointly used. From time to time, as is necessary, View Systems and/or View Technologies will loan each other funds. On September 30, 1999, we redeemed 130,937 shares of common stock, held by View Technologies for the redemption price of $2.13 per share, canceling View Technologies indebtedness of $278,895.81 to us. View Technologies is in debt to us in the approximate amount of $90,000, as of December 31, 2000, approximately $30,000 of which was advanced in the fourth quarter of 1999. In the three (3) months ended March 31, 2000, we advanced another $9,000 to View Technologies. We believe we will be able to collect the indebtedness owed by View Technologies to View Systems.

         The board of directors approved all of these transactions on terms it believes were as fair as those attainable from third parties.

         Our policy in dealing with transactions between a related party and us is intended to make each transaction fair and on market terms. All transactions involving compensation, including options and restricted stock grants, must be approved by the Compensation Committee. All other transactions must be approved by a majority of directors who are not interested in the transaction after full disclosure by the related party.

         Gunther Than is a director of MediaComm Broadcasting. We own 840,000 shares of MediaComm. In November 1999, Mr. Than received options to acquire 150,000 shares of MediaComm for $2.00 per share, as compensation for his services as a director.


                          MARKET FOR COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS



         The shares of View Systems, Inc. trade on the OTC Bulletin Board under the symbol "VYST". As ofJuly 10, 2000, we had 221 shareholders of record. We estimate that there are approximately 2,200 beneficial owners of our common stock as of July 10, 2000. The high and low bids for the periods indicated, according to information from the National Quotation Bureau, were:


1998                                COMMON STOCK
----                                QUOTED BID PRICE
                                    ----------------

                                    HIGH                LOW
                                    ----                ---
First Quarter                       N/A
Second Quarter                      N/A
Third Quarter                       N/A
Fourth Quarter                      3.25               1.85

1999                                COMMON STOCK
----                                QUOTED BID PRICE
                                    ----------------

                                    HIGH                LOW
                                    ----                ---
First Quarter                       6.35               2
Second Quarter                      5                  2.25
Third Quarter                       3.15               1.75
Fourth Quarter                      3.65               1.75

2000                                COMMON STOCK
----                                QUOTED BID PRICE
                                    ----------------

                                    HIGH                LOW
                                    ----                ---
First Quarter                       4.19               2.06

         These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         Our shares will be subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule.

         The rule defines penny stock to be any equity security that has a market price less the $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the commission; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price -- at least $5.00 per share -- or the issuer's net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, and certain institutional investors.

         For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability to shareholders to sell their shares.

DIVIDEND POLICY

         We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We intend to retain and invest future earnings to finance our operations.


                             EXECUTIVE COMPENSATION


         The following table sets forth certain information concerning compensation for the year ended December 31, 1999, 1998 and 1997.

                                                             LONG TERM COMPENSATION
                                                             ----------------------
NAME AND                                             ALL        SECURITIES
PRINCIPAL                                           OTHER       UNDERLYING     RESTRICTED
POSITION         YEAR       SALARY     BONUS     COMPENSATION     OPTIONS      STOCK AWARDS
--------         ----       ------     -----     ------------    -----------  -------------

Gunther Than     1999       $72,000  $900,000        --            370,000      ($)405,00
President, CEO
And Chairman

                 1998          0         0            0               0             0

                 1997          0         0            0               0             0

- Bonus amount represents fair value on date of receipt of 300,000 shares of common stock awarded in exchange for a covenant not to compete and covenant not to solicit employees and customers and 250,000 shares of common stock awarded as bonus for bringing about the acquisition of ETMC.

- The restricted stock awards were valued at $1.35 per share. We recognized a discount from the public trading price based on the restrictions on the shares.


                                OPTION/SAR GRANTS


         The following table sets forth certain information concerning option/SAR grants for the year ended December 31, 1999.

                         NUMBER OF         % OF TOTAL
                         SECURITIES        OPTIONS/SARS
 NAME AND                UNDERLYING        GRANTED TO        EXERCISE
 PRINCIPAL               OPTIONS/SARS      EMPLOYEES IN      PRICE PER     EXPIRATION
& POSITION               GRANTED           FISCAL YEAR       SHARE         DATE
----------               ------------      -------------     ---------     ----------
Gunther Than,             250,000             100%            $2.00        None
President, CEO
and Chairman
                           60,000              55%            $ .01        July 1, 2004

                           60,000              74%            $2.07        August 18,2005

- The 250,000 share option was awarded as a bonus for bringing about the acquisition of ETMC.

- Mr. Than has been granted an incentive stock option under our stock option plan to acquire 60,000 shares that vests at the rate of 5,000 options per month commencing September 16, 1999.

- Mr. Than has been granted a non-qualified option under our stock option plan to acquire 60,000 shares which vests at the rate of 5,000 options per month commencing July 1, 1999.


                         AGGREGATED OPTION/SAR EXERCISES
                     IN LAST FISCAL YEAR AND YEAR END VALUES

         The following table sets forth certain information concerning option exercises and options held for the fiscal year ending December 31, 1999.

                                                         Number of
                                                         Securities        Value of
                                                         Underlying        Unexercised
                                                         Unexercised       In-The-Money
                    Shares                               Options/SARs      Options/SARs
                    Acquired                             at FY-End         at FY-End ($)
                    on                Value              Exercisable/      Exercisable/
Name and Position   Exercise (#)      Realized ($)       Unexercisable     Unexercisable
-----------------   ------------      ------------       -------------     -------------
Gunther Than             0                  0             320,000          $37,200
President, Chief                                          exercisable
Executive Officer                                         50,000
and Director                                              unexercisable

- We recognized $37,200 in employment expenses associated with the issuance of options to Gunther Than in 1999.

                            LONG TERM INCENTIVE PLANS

         The following table sets forth certain information concerning long term incentive plan awards for the fiscal year ending December 31, 1999.

NAME AND PRINCIPAL                  NUMBER OF SHARES                   TERM UNTIL
& POSITION                          OF RESTRICTED STOCK                PAYOUT
------------------                  -------------------                ----------
Gunther Than                                300,000                    --
President, Chief
Executive Officer
and Chairman

-        150,000 vested in 1999 and 150,000 vested in 2000.

GUNTHER THAN, PRESIDENT, CEO, DIRECTOR

         Mr. Than has an executive employment agreement for $6,000 per month. Under the agreement, he received 300,000 shares of our common stock in exchange for a covenant-not-to-compete or solicit our employees. Mr. Than's employment agreement will continue in effect unless terminated by either Mr. Than or us on a sixty-day notice.

BRUCE LESNIAK, SENIOR VICE-PRESIDENT OF CORPORATE DEVELOPMENT

         Mr. Lesniak has an independent contractor agreement for $7,000 per month. Either party may cancel said agreement on thirty days notice. Mr. Lesniak has also participated in our restricted share plan for 140,000 fully vested shares, and we recognized $140,000 in expense associated with the issuance of these shares. We have also agreed, for every month of service, beginning July 1, 1999, to grant Mr. Lesniak options to purchase 4,000 shares for $.01 per share. In addition, Mr. Lesniak is to receive commissions for sales of products and any negotiated business combination he procures, upon such terms as are subsequently agreed at the time the opportunity is identified.

ANDREW L. JIRANEK, VICE PRESIDENT, SECRETARY & GENERAL COUNSEL

         Mr. Jiranek has an employment agreement for $6,000.00 per month. Either party may cancel the agreement on sixty days notice. Mr. Jiranek has participated in our 1999 restricted share plan for 100,000 fully vested shares, and we have recognized $135,000 in expense in 1999. Mr. Jiranek has also received, under our 1999 stock option plan, an incentive stock option to purchase a total of 18,000 shares and a non-qualified stock option to purchase a total of 18,000 shares. These options vest under the stock option plan at the rate of 1,500 incentive options and 1,500 non-qualified options every month, beginning September 16, 1999, and July 1, 1999, respectively. We agreed to issue 50,000 shares of stock to Mr. Jiranek under our 2000 restricted share plan as bonus compensation, provided our registration statement is declared effective.

DAVID C. BRUGGEMAN, VICE PRESIDENT OF ENGINEERING

         Mr. Bruggeman has an employment agreement with us for $6,000 per month. The agreement may be canceled by either party on thirty days notice. Mr. Bruggeman has participated in our restricted share plan for 48,000 shares, and we recognized $24,000 in expense associated with the issuance of these shares in 1999. These shares are vesting at a rate of 4,000 shares per month beginning March 1, 1999. We agreed to issue 24,000 shares of our common stock to Mr. Bruggeman under our 2000 restrictive share plan, with restrictions on transferability of such stock lapsing at the rate of 2,000 shares per month commencing April 1, 2000.

JOHN CURRAN, VICE PRESIDENT OF MANUFACTURING


         Mr. Curran had an employment agreement with ETMC for $5,000 per month, which agreement has been terminated. Mr. Curran received 12,000 shares under our restricted share plan, and we recognized $12,000 in expense associated with the issuance of these shares in 1999.



EMPLOYMENT AGREEMENTS



         We adopted a policy of entering into employment agreements with our senior management, and entered into such agreements with Messrs. Than, Bruggeman, Curran, Lesniak and Jiranek. The terms of the employment agreements for Messrs. Than and Jiranek, provide that if termination is without cause, these executives are entitled to severance payments for three (3) years equal to the salary and bonuses they received in the year prior to termination. Bonuses are determined in the discretion of the board of directors. These agreements expressly survive acquisition by another company.

         Our employment agreements include non-compete agreements and confidentiality provisions which survive termination. In the event that we seek enforcement of our confidentiality and non-compete agreements in court, it is possible that the court may strike all or part of an agreement on the grounds that it is unenforceable or unnecessary to protect our interests. These agreements expressly survive acquisition by another company.


                      INTEREST OF NAMED EXPERTS AND COUNSEL


         Our financial statements at December 31, 1999 and 1998, and for the periods ending then, have been audited by Stegman & Company, as set forth in this report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.


                           MANAGEMENT INDEMNIFICATION


         Florida corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Florida law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

         The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

         Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. The articles also authorize the board of directors to advance expenses incurred in connection with the defense of any legal proceeding.

         As indemnification for liabilities arising under the Securities Act may be permitted to our directors, or officers or persons controlling us, we have been informed that in the opinion of the commission such indemnification is against public policy as expressed in the securities act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.


                                   CHANGES IN
                                   ACCOUNTANTS


         Prior to becoming a reporting company under the Exchange Act, we acquired RealView Systems. The acquisition occurred on October 6, 1998. RealView Systems was acquired by View Systems through a share exchange "B" reorganization under Section 368 of the Internal Revenue Code. As a result of the acquisition, RealView Systems became a wholly owned subsidiary of View Systems. Due to the immateriality of this transaction, we accounted for the acquisition of RealView Systems as a pooling of interest. Therefore, all financial statements and financial information for View Systems were restated to include the amounts and results of operations of RealView Systems and View Systems for all periods.

         Following the acquisition, we decided to become a fully reporting company under the Exchange Act. To become a reporting company, we filed a registration statement to register our common stock under Section 12(g) of the Exchange Act on August 13, 1999, on Form 10SB. We were required to include in this registration statement audited statements of income, cash flows and changes in stockholders' equity for 1997 and 1998. This required us to include the financial information for RealView Systems for 1997 and 1998.

           RealView Systems had engaged the accounting firm of Katz, Abosch, Windesheim, Gershman & Freedman, P.A. - Katz, Abosch - to provide audit accounting services and to render an independent audit report, dated June 1, 1998, of the financial statements of RealView Systems, Inc., as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period from September 15, 1993 (inception) to December 31, 1997. In that report, Katz, Abosch gave an unqualified opinion.

         We requested and received Katz, Abosch's authorization to include the results of their audit of our financial reports in our Form 10SB and in our registration statement on Form SB-2, which we filed on January 11, 2000. However, as a matter of its own internal policy, Katz, Abosch does not provide audit accounting services to public companies. Therefore, it did not offer to provide audit accounting services to View Systems and we engaged another company, Stegman & Company, that does provide audit accounting services to public companies. Stegman & Company has provided audited account services to View Systems for the time periods from 1998 to the present.

         Katz, Abosch did not render an adverse opinion or disclaimer of opinion with regard to its audit of the financial statements of RealView, nor was its audit work for RealView modified as to uncertainty, audit scope, or accounting principles. The decision to engage Stegman & Company as our auditors was approved by both our board of directors and shareholders. We did not have any disagreements with Katz, Abosch on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                              AVAILABLE INFORMATION


         We are subject to the information reporting requirements of the Securities Exchange Act and, accordingly, file reports and other information with the Commission. Such reports and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1026, 450 Fifth Street N.W., Washington, D.C. 20549, and the public may obtain information on the operation of the public reference room by calling the SEC at 1-800/SEC-0330. The information is also available at the Commission's regional offices located at 7 World Trade Center in New York, New York 10007, at the Klucynski Building, 230 Fourth Dearborn Street, in Chicago, Illinois 60604 and at 5757 Wilshire Boulevard, Los Angeles, California 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates and are also available on the Commission's web site at www.sec.gov.


                             ADDITIONAL INFORMATION



         We filed a registration statement with the Commission under the Securities Act with regard to the securities offered hereby. The prospectus does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to such registration statement and the exhibits and schedules thereto. The registration statement and any amendments, including exhibits are available for inspection and copying as set forth above. We intend to distribute annual reports containing audited financial statements to our shareholders.

                          INDEX TO FINANCIAL STATEMENTS
                                VIEW SYSTEMS, INC


                          -----------------------------

                                                                            Page No.
                                                                            --------
         Summary Pro Forma Consolidated Financial
         Information                                                        E-1

         Independent Auditors' Report                                       F-1

         Consolidated Balance Sheet at December 31, 1999                    F-2

         Consolidated Statements of Operations for the                      F-3
         years ended December 31, 1999 and 1998

         Consolidated Statements of Stockholders' Equity
         for the years ended December 31, 1999 and 1998                     F-4

         Consolidated Statements of Cash Flows for the
         years ended December 31, 1999 and 1998                             F-5

         Notes to Consolidated Financial Statements                         F-7

         Consolidated Balance Sheet at March 31, 2000
         (unaudited)                                                        F-17

         Consolidated Statements of Operations for the
         three months ended March 31, 2000 and 1999
         (unaudited)                                                        F-18

         Consolidated Statements of Stockholders'
         Equity for the Three Months Ended March
         31, 2000 and 1999 (unaudited)                                      F-19

         Consolidated Statements of Cash Flow for
         the Three Months Ended March 31, 2000 and
         1999 (unaudited)                                                   F-20

         Notes to Consolidated Financial Statements                         F-21

                          INDEX TO FINANCIAL STATEMENTS
                        EASTERN TECH MANUFACTURING CORP.


                          -----------------------------

                                                                            Page No.
                                                                            --------
         Independent Auditors' Report                                       G-1

         Balance Sheet at June 30, 1998                                     G-2

         Statements of Operations and
         Retained Earnings for the years ended
         June 30, 1998 and 1997                                             G-3

         Statements of Cash Flows for the
         years ended June 30, 1998 and 1997                                 G-4

         Notes to Financial Statements                                      G-5

         Balance Sheet at March 31, 1999
         (unaudited)                                                        G-7

         Statements of Operations for the
         Nine Months Ended March 31, 1999 and 1998
         (unaudited)                                                        G-8

         Statements of Cash Flow for
         the Nine Months Ended March 31, 1999 and
         1998 (unaudited)                                                   G-9

                          INDEX TO FINANCIAL STATEMENTS
                               XYROS SYSTEMS, INC


                          -----------------------------

                                                                        Page No.
                                                                        --------
         Independent Auditors' Report                                   H-1

         Balance Sheet at December 31, 1998                             H-2

         Statements of Operations and
         Accumulated Deficit for the years ended
         December 31, 1998 and 1997                                     H-3


         Statements of Cash Flows for the
         years ended December 31, 1999 and 1998                         H-4

         Notes to Financial Statements                                  H-5

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table provides summary pro forma consolidated financial information for View Systems, Inc., Eastern Tech Manufacturing Corporation and Xyros Systems, Inc. based on historical data for the years ended December 31, 1999 and 1998 which assumes that the acquisition of these companies was consummated on January 1, 1998. The summary proforma financial data do not necessarily indicate the operating results which would have resulted from the operation of View Systems, Inc. on a consolidated basis during the period presented, nor does this pro forma data necessarily represent any future operating results. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including more complete historical results for our acquired businesses.

CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEARS
      ENDED DECEMBER 31, 1999 AND 1998: ( 1 )

                                            1999           1998
                                            ----           ----
REVENUE:
     Sales and other income ........   $   704,322    $   919,280
     Cost of goods sold ............       588,163        764,888
                                       ===========    ===========
GROSS PROFIT ON SALES
                                           116,159        154,392

OPERATING EXPENSES (2) (3) (4)
                                         4,144,780        570,033
                                       ===========    ===========
 NET LOSS ..........................   $(4,028,621)   $  (415,641)
                                       ===========    ===========
BASIC AND DILUTED LOSS PER SHARE ...   $     (0.68)   $     (0.09)
                                       ===========    ===========

     The proforma combined statement of operations data assume that the mergers were consumated

(1) on January 1, 1998. The operating results of ETMC have been converted from a June 30 year end to a December 31 year end for comparability. Includes the effect of goodwill amortization related to the Xyros acquisition prior to the

(2) consumation of the merger of $13,368 in 1999 and $80,208 in 1998 Includes the effect of goodwill amortization related to the ETMC acquisition prior to the

(3)  consumation of the merger of $20,640 in 1999 and $49,500 in 1998

     Includes additional depreciation expense related to ETMC's equipment purchase

(4)  adjustment of $16,665 in 1999 and $39,996 in 1998

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Stockholders
View Systems, Inc.
Columbia, Maryland


     We have audited the accompanying consolidated balance sheet of View Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of View Systems, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 14 to the accompanying consolidated financial statements, the Company has restated its financial statements for the years ended December 31, 1999 and 1998.








Stegman & Company
Baltimore, Maryland
July 20, 2000

                                     - F-1 -

                               VIEW SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS:
   Cash                                                                                                    $   89,150
   Accounts receivable                                                                                         93,278
   Inventory                                                                                                  141,213
                                                                                                           ----------
           Total current assets                                                                               323,641
                                                                                                           ----------
   PROPERTY AND EQUIPMENT:
     Equipment                                                                                                234,699
     Furniture and fixtures                                                                                    28,595
     Leasehold improvements                                                                                     4,000
     Software tools                                                                                            12,664
     Vehicles                                                                                                  68,680
                                                                                                           ----------
                                                                                                              348,638
       Less accumulated depreciation                                                                           48,296
                                                                                                           ----------
           Net value of property and equipment                                                                300,342
                                                                                                           ----------

   OTHER ASSETS:
     Goodwill                                                                                               1,007,518
     Investments                                                                                               28,000
     Due from affiliated entity                                                                                90,990
     Due from stockholders                                                                                     74,362
     Deposits                                                                                                   7,007
                                                                                                           ----------

           Total other assets                                                                               1,207,877
                                                                                                           ----------
           TOTAL ASSETS                                                                                    $1,831,860
                                                                                                           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable                                                                                        $174,106
   Note payable - bank                                                                                         69,730
     Notes payable - stockholders                                                                             110,000
     Accrued interest payable                                                                                  11,000
     Other accrued liabilities                                                                                 19,163
                                                                                                           ----------

           Total current liabilities                                                                          383,999
                                                                                                           ----------
   STOCKHOLDERS' EQUITY:
     Common stock - par value $.01, 50,000,000 shares authorized,
       issued and outstanding - 7,167,203                                                                       7,167
     Additional paid-in capital                                                                             5,334,342
     Accumulated deficit                                                                                   (3,893,648)
                                                                                                           ----------

           Total stockholders' equity                                                                       1,447,861
                                                                                                           ----------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      $1,831,860
                                                                                                           ==========


   See accompanying notes.


                                     - F-2 -

                               VIEW SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                              1999           1998
                                                          -----------    -----------
   REVENUE:
     Sales and other income                              $   303,711    $        --
     Cost of goods sold                                      258,378             --
                                                         -----------    -----------

   GROSS PROFIT ON SALES                                      45,333             --
                                                         -----------    -----------

   OPERATING EXPENSES:
     Advertising and promotion                                23,256          1,151
     Amortization of goodwill - Xyros                         95,375             --
     Business development expense                            140,000             --
     Contributions                                             2,500             --
     Depreciation                                             29,856          3,885
     Dues and subscriptions                                    3,379            250
     Employee compensation and benefits                    2,045,531             --
     Insurance                                                17,038            442
     Interest                                                 51,262            217
     Investor relations                                      212,086         45,415
     Miscellaneous expense                                    19,009            282
     Office expenses                                          69,989            992
     Professional fees                                       317,100          9,500
     Rent                                                     74,228         16,325
     Repairs and maintenance                                  10,167             --
     Research and development                                210,143             --
     Taxes - other                                             3,201             --
     Telephone                                                28,398             --
     Travel and entertainment                                105,813         11,040
     Utilities                                                13,383            325
     Write-off of goodwill and other intangible assets       244,155             --
                                                         -----------    -----------

         Total operating expenses                          3,716,229         89,824
                                                         -----------    -----------

NET LOSS                                                 $(3,670,896)   $   (89,824)
                                                         ===========    ===========

LOSS PER SHARE:
     Basic                                               $     (0.63)          (.02)
                                                         ===========    ===========

     Diluted                                             $     (0.63)          (.02)
                                                         ===========    ===========



See accompanying notes.

                                     - F-3 -

                               VIEW SYSTEMS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                   Additional                      Total
                                                     Common         Paid-in       Accumulated   Stockholders'
                                                      Stock         Capital          Deficit      Equity
                                                      -----         -------          -------      ------
Balances at January 1, 1998                        $     4,000    $   156,420    $  (132,928)   $    27,492

    Sale of common stock                                   167        249,833             --        250,000

    Net loss                                                --             --        (89,824)       (89,824)
                                                   -----------    -----------    -----------    -----------

Balances at December 31, 1998                            4,167        406,253       (222,752)       187,668

    Sale of common stock                                   952      1,425,377             --      1,426,329

    Redemption of common stock                            (191)      (396,590)            --       (396,781)

    Issuance of common stock (employee and
      other compensation)                                1,469      2,145,864             --      2,147,333

    Issuance of common stock (Xyros acquisition)           150        562,350             --        562,500

    Issuance of common stock (ETMC acquisition)            250        787,250             --        787,500

    Issuance of common stock (debt conversion)             370        403,838             --        404,208

    Net loss                                                --             --     (3,670,896)    (3,670,896)
                                                   -----------    -----------    -----------    -----------


Balances at December 31, 1999                      $     7,167    $ 5,334,342    $(3,893,648)     $1447,861
                                                   ===========    ===========    ===========    ===========



See accompanying notes.

                                     - F-4 -

                               VIEW SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                              1999           1998
                                                          -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $(3,670,896)   $   (89,824)
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                            125,591          3,885
     Write-off of goodwill and other intangible assets        244,155             --
     Employee and other compensation paid through
      the issuance of common stock                          2,147,333             --
     Employee compensation related to stock
      options granted                                          87,420             --
     Interest paid through issuance of common stock            33,000             --
   Changes in operating assets and liabilities:
     Accounts receivable                                      (93,278)            --
     Inventory                                               (141,213)            --
     Other assets (7,007)                                          --
     Accounts payable                                         150,333         17,088
     Accrued interest                                          11,000             --
     Other accrued liabilities                                 19,163             --
                                                          -----------    -----------

          Net cash used in operating activities            (1,094,399)       (68,851)
                                                          -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                         (50,354)        (6,604)
   Funds advanced to affiliated entities                     (459,180)            --
   Investment in MediaComm Broadcasting Systems, Inc.         (28,000)            --
                                                          -----------    -----------

          Net cash used in investing activities              (537,534)        (6,604)
                                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds/repayment of loans provided by stockholders       132,071         (6,599)
   Repayment of note payable - bank                            (5,270)            --
   Proceeds from sales of stock                             1,426,329        250,000
                                                          -----------    -----------

       Net cash provided by financing activities            1,553,130        243,401
                                                          -----------    -----------

NET (DECREASE) INCREASE IN CASH                               (78,803)       167,946

CASH AT BEGINNING OF YEAR                                     167,953              7
                                                          -----------    -----------

CASH AT END OF YEAR                                       $    89,150    $   167,953
                                                          ===========    ===========



                                     - F-5 -

VIEW SYSTEMS, INC.

For the Years Ended December 31, 1999 And 1998

                                                               1999       1998
                                                               ----       ----
Schedule of noncash investing and financing transactions:

    Common stock issued to effect purchase of
      Eastern Tech Manufacturing, Inc.                      $  787,500   $    --
                                                            ==========   =======

    Common stock issued to effect purchase of
      Xyros Systems, Inc.                                   $  562,500   $    --
                                                            ==========   =======

    Debt issued to effect purchase of
      Eastern Tech Manufacturing, Inc.                      $  148,184   $    --
                                                            ==========   =======

    Common stock issued for conversion of debt              $  404,208   $    --
                                                            ==========   =======

    Common stock redeemed in exchange for receivable        $  396,781   $    --
                                                            ==========   =======


Cash paid during the period for:

   Interest                                                 $   45,379   $    --
                                                            ==========   =======

   Taxes                                                    $       --   $    --
                                                            ==========   =======


See accompanying notes.


                                     - F-6 -

                               VIEW SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

         View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. Operations, from formation to June 30, 1999, have been devoted primarily to raising capital, developing the technology, promotion, and administrative function. As of July 1, 1999 the Company was no longer considered to be in the development stage.

     BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Real View Systems, Inc. ("Real View"), Xyros Systems, Inc. ("Xyros") and Eastern Tech Manufacturing, Inc. ("ETMC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

     REVENUE RECOGNITION

         The Company and its subsidiaries recognize revenue and the related cost of goods sold upon shipment of the product.

     INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined by the first-in-first-out method (FIFO).


                                     - F-7 -

     PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation are as follows:

            Equipment                                            5 - 7 years
            Software tools                                           3 years


         Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended December 31, 1999 and 1998 amounted to $29,856 and $4,706, respectively.

     IMPAIRMENT OF LONG-LIVED ASSETS

         Long-lived assets and identifiable intangibles (including goodwill) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

     INCOME TAXES

         Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

     RESEARCH AND DEVELOPMENT

         Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

     ADVERTISING

         Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 1999 and 1998 were $23,256 and $3,959, respectively.

     NONMONETARY TRANSACTIONS

         Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29 ACCOUNTING FOR NONMONETARY TRANSACTIONS which requires the transfer or distribution of a nonmonetary asset or liability to be based, generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.


                                    - F-8 -

     FINANCIAL INSTRUMENTS

         For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

     NET LOSS PER COMMON SHARE

         Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended December 31, 1999 and 1998 does not include potential shares of common stock equivalents, as their impact would be antidilutive.

     SEGMENT REPORTING

         The Company has determined that it does not have any separately reportable operating segments as of December 31, 1999 and 1998.

2. FINANCIAL CONDITION

         Since its inception, the Company has incurred significant losses and as of December 31, 1999 had an accumulated deficit of $3.9 million. For the year ended December 31, 1999 the Company's net loss, consisting primarily of non-cash stock based compensation, was $3.7 million. The Company believes that it will incur operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. However, the Company believes that its current cash and cash equivalents, along with sales revenue and anticipated equity infusions, will be sufficient to sustain operations through December 31, 2000.

3. BUSINESS COMBINATIONS

         On October 6, 1998, the Company completed its acquisition of Real View located in Columbia, Maryland. As provided under the terms of the merger agreement, Real View became a wholly owned subsidiary of the Company and each of the outstanding shares of the common stock of Real View was converted into 1.33 shares of the Company's common stock. The Company issued 2,000,000 shares of its common stock in connection with the merger. This acquisition was accounted for as a pooling of interests and all financial statements and financial information contained herein have been restated to include the accounts and results of operations of Real View for all periods presented.

                                      -F-9-

         On February 25, 1999, the Company acquired Xyros of Columbia, Maryland, a developer of a computer based system that captures video and audio data surveillance equipment, transmits and stores it within standard personal computer systems. Under the terms of the merger agreement, each of the 100 shares of Xyros's common stock will be exchanged for 1,500 shares of the Company's common stock. This acquisition is accounted for as a purchase.

         Condensed financial information for Xyros for the two months ended February 28, 1999 and the year ended December 31, 1998 is as follows:


                                 Two Months
                                    Ended               Year Ended
                               February 28, 1999     December 31, 1998
                               -----------------     -----------------
                                 (Unaudited)
Sales and other income            $   6,346              $  31,438
Cost of goods sold                      100                 20,891
                                  ---------              ---------
Gross profit on sales                 6,246                 10,547
Operating expenses                   62,081                186,567
                                  ---------              ---------

Net loss                          $ (55,835)             $(176,020)
                                  =========              =========


         In May of 1999, the Company completed its acquisition of ETMC, a computer parts and accessories manufacturer. The business combination was accounted for as a purchase in which each outstanding share of ETMC common stock was converted into the right to receive a number of shares of the Company's common stock. At closing, the purchase price (as defined in the agreement and plan of merger) of $935,684 was paid by the issuance of 250,000 shares of common stock and the assumption of liabilities for both legal fees and a non-compete clause. The excess cost over net liabilities acquired of $495,344 was recorded as goodwill.


         Condensed financial information for ETMC for the ninemonths ended March 31, 1999 and the year ended June 30, 1998 ETMC's fiscal year is as follows:


                               Nine Months
                                  Ended            Year Ended
                               March31, 1999     June 30, 1998
                             ---------------     -------------
                               (Unaudited)
Sales and other income       $ 716,250            $ 820,683
Cost of goods sold             620,740              660,340
                                                  ---------
Gross profit on sales           95,510              160,343
Operating expenses              95,756              164,085
                                                  ---------
Net loss                     $     246            $  (3,742)
                             =========            =========


                                     -F-10-

         The following unaudited condensed pro form summary presents the consolidated results of operations for the years ended December 31, 1999 and 1998 of the Company as if the purchase business combinations had occurred January 1, 1998:


                                               1999                       1998
                                           -----------                 ---------
                                           (unaudited)                (unaudited)
Sales and other income                     $   704,322                 $ 919,280
Cost of goods sold                             588,163                   764,888
                                           -----------                 ---------
Gross profit on sales                          116,159                   154,392
Operating expenses                           4,144,780                   570,033
                                             ---------                 ---------
Net loss                                   $(4,028,621)                $(415,641)
                                           ===========                 =========


         The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

4. INVENTORY

               Inventories at December 31, 1999 consisted of the following:

Finished goods                                   $ 42,000
Work in process                                    32,563
Raw materials                                      66,650
                                                ---------

                                                 $141,213
                                                 ========

         The Company did not have any inventory as of December 31, 1998.

5. DUE FROM AFFILIATED ENTITIES

         The Company has advanced non-interest funds to its chief executive officer, a member of his family and a related corporation controlled by the Chief Executive Officer. There were no formal repayment terms associated with these advances. The amount outstanding at December 31, 1999 was $165,352.

         Of the $165,352 due from affiliates, $90,990 is due from a related corporation - View Technologies, Inc. The two companies enter into various transactions throughout the year to provide working capital to one another when necessary.


                                     -F-11-

         Additionally, the Company has entered into a licensing agreement with View Technologies, Inc. Under the terms of this agreement, the Company will pay a source code license fee for use of compression software in an amount equal to 5% of gross sales derived from use of the software. Payment of this fee will cease when total fees of $50,000 have been paid. In addition, upon delivery of a copy of the software to a customer, the Company will remit a sublicense fee equal to 5% of gross sales to View Technologies, Inc. This software license agreement commenced in October 1998 and has a ten year term. At December 31, 1999, the Company has yet to generate any sales with respect to this agreement.

6. INVESTMENTS

         The Company owns approximately 14% of the common stock of a privately held entity known as MediaComm Broadcasting Systems, Inc. ("MediaComm"). There is no market for the entity's common shares, and it was impracticable to estimate fair value of the Company's investment. The investment is carried on the balance sheet at original cost of $28,000 or $.03 a share. Following is a summary of pertinent information about the entity at and for the year ended June 30, 1999:

Total assets           $ 28,129
                       --------
Total equity           $ 26,630
                       --------
Net loss               $(82,780)
                       --------

7. INTANGIBLE ASSETS

         In relation to the business combination with ETMC accounted for under the purchase method of accounting, the Company recorded goodwill in the amount of $495,344. This amount was based on the difference between the fair market value of the Company's stock at the acquisition date and the fair value of ETMC's net assets. During the fourth quarter of 1999, management conducted a thorough review of ETMC's operations, including customer base, current production capacity, and job order backlog. Based on this review,the Company recognized an impairment loss in the amount of $199,009. The remaining goodwill is being amortized over a period.

         In relation to the business combination with Xyros accounted for under the purchase method of accounting, the Company recorded goodwill in the amount of $802,069. This amount was based on the difference between the fair market value of the Company's stock at the acquisition date and the fair market value of Xyros's net assets and is being amortized on a straight-line basis over a ten year period. Amortization expense from the purchase date of February 25, 1999 through December 31, 1999 was $66,839.

         Software development costs of $72,223 relating to internal costs associated with a software product that the Company will not market were also written-off to expense during 1999.

8. NOTE PAYABLE - BANK

         One of the Company's subsidiaries has a demand note payable with a bank having an outstanding balance of $69,730 as of December 31, 1999. The note bears interest equivalent to the prime rate plus 2% per annum payable monthly and is personally guaranteed by three stockholders and former officers of the Company.


                                     -F-12-

9. NOTE PAYABLE - STOCKHOLDERS

         In connection with the acquisition of Xyros, the Company assumed liabilities evidenced by notes payable to the stockholders of Xyros. The notes carry an annual interest rate of 10% with interest paid monthly. The notes were due December 31, 1999. The Company has not fulfilled its obligation to repay the notes because of a dispute with the former Xyros stockholders. The matter is currently in litigation.

10. INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The components of the net deferred tax asset and liability as of December 31, 1999 are as follows:

                Effect of net operating loss carryforward   $ 563,000
                  Less valuation allowance                   (563,000)
                                                            ---------
                Net deferred tax asset (liability)          $       .
                                                            =========

         The Company has recorded a valuation allowance in an amount equal to the deferred tax asset resulting from its net operating loss carryforward. The Company has net operating loss carryforwards of approximately $1,500,000 at December 31, 1999.

11. STOCK-BASED COMPENSATION

         During the year ended December 31, 1999 the Company granted restricted stock, incentive stock options, non-qualified stock options, and warrants to employees, officers, and independent contractors and consultants.

               RESTRICTED STOCK GRANTS

         The Company's Board of Directors and stockholders have approved a restricted share plan under which shares of the Company's common stock will be granted to employees, officers, and directors at the discretion of the Board of Directors. During 1999 the Company issued the following shares under this Plan and additional shares at the direction of the Board of Directors:

                                                        Number     Expense
                                                      of Shares   Recognized
                                                      ---------   ----------
           Officers and employees                     1,100,000   $1,755,000
           Independent contractors and consultants      369,000      392,333
                                                     ----------   ----------

                                                      1,469,000   $2,147,333
                                                     ==========   ==========


                                     -F-13-

         Officers' and employees' compensation in the amount of $1,755,000 was based on the fair market value of the common stock issued on the date of the grant less a discount of 10% due to the restricted nature of the grant. Independent contractors and consultants expense of $392,333 was based on the estimated value of services rendered.

           STOCK OPTIONS AND WARRANTS

         The Company adopted the 1999 Stock Option Plan during the year. The Plan reserves 4,500,000 shares of the Company's unissued common stock for options. Options, which may be tax qualified and non-qualified, are exercisable for a period of up to ten years at prices at or above market price as established on the date of grant.

         A summary of the Company's stock option activity and related information for the year ended December 31, 1999 is as follows:


                                                      Common               Weighted
                                                      Stock                 Average                Range of
                                                      Options            Exercise Price        Exercise Prices
                                                      -------            --------------        ---------------
           Outstanding at beginning of year                --               $  --               $          --

             Granted                                  504,860                1.56                0.01 - $2.07
             Exercised                                     --                  --                          --
             Expired/cancelled                             --                  --                          --
                                                      -------               -----               -------------


           Outstanding at end of year                 504,860               $1.56               $0.01 - $2.07
                                                      =======               =====               =============

         Additionally, the Company has issued warrants to purchase the Company's stock as follows:

                                                     Common                Weighted
                                                     Stock                  Average               Range of
                                                     Warrants            Exercise Price        Exercise Prices
                                                     --------            --------------        ---------------
           Outstanding at beginning of year                --                 $  --                 $  --

             Granted                                  454,000                  2.00                  2.00
             Exercised                                     --                    --                    --
             Expired/cancelled                             --                    --                    --
                                                      -------              --------                 -----

           Outstanding at end of year                 454,000                 $2.00                 $2.00
                                                      =======              ========                ======


                                     -F-14-

         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123), but applies Accounting Principle Board Opinion No. 25 and related interpretations. Compensation expense relating to the granting of stock options at grant prices below the fair value at the date of grant was $87,420 for the year ended December 31, 1999. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.97% - 6.09%; expected volatility of 70.0%; expected option life of 2 years from vesting and an unexpected dividend yield of 0.0%. If the Company had elected to recognize cost based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, net loss and loss per share would have been changed to the pro forma amounts for the year ended December 31, 1999 as follows:


                                               As Reported                               Pro Forma
                                       -----------------------------            -------------------------
              Year                         Net                Per                  Net             Per
             Ended                         Loss               Share                Loss            Share
                                       -----------           -------            -----------        ------
             1999                      $(3,670,896)          $(0.63)            $(3,937,409)       $(0.68)
                                       ===========           ======             ===========        ======


12. RELATED PARTY TRANSACTIONS

         During the year ended December 31, 1999 the Company redeemed 59,860 shares owned by the Chief Executive Officer for $50,000 in cash and the elimination of $67,719 due to the Chief Executive Officer for a total consideration of $117,719.

         During the year ended December 31, 1999 the Company converted a note payable and related accrued interest to a family member of the Chief Executive Officer in the amount of $200,000 to 200,000 shares of the Company's common stock.

13. SUBSEQUENT EVENT

         On February 18, 2000 the Company sold to an accredited institutional investment entity 800,000 shares of the Company's common stock, a warrant to purchase (i) 1,000,000 shares of common stock during the five-month period following February 18, 2000, at an exercise price of $2.00 per share, and (ii) 500,000 shares of common stock during the six-month period following February 18, 2000, at an exercise price of $2.00 per share, and another warrant to purchase 1,000,000 shares of common stock during the three-year period following February 18, 2000, at an exercise price of $2.00 per share. At closing, the Company received $400,000. The shares were issued pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The securities purchased pursuant to the investment carry demand and piggyback registration rights.


                                     -F-15-

14. RESTATEMENT OF FINANCIAL STATEMENTS




The Company has restated its financial statements for the years ended December 31, 1999 and 1998 to account for the acquisition of Xyros as a purchase and to adjust the impairment loss recognized on the goodwill associated with the ETMC acquisition. Accordingly such statements have been restated as follows:

                                              1999                            1998
                                              ----                            ----
                                               As                              As
                                            Reported        Restated        Reported    Restated
                                            --------        --------        --------    --------
        Sales and other income            $   310,057    $   303,711    $    31,438    $    --
          Cost of goods sold                  258,478        258,378         20,891         --
             Gross profit                      51,579         45,333         10,547         --
       Total operating expenses             3,983,910      3,716,229        254,104     89,824

               Net loss                     3,932,331     (3,670,896)      (243,557)   (89,824)
Net loss per share ( basic and diluted)          0.68           0.63           0.06       0.02
               Goodwill                            --      1,007,518
             Total assets                     824,342      1,831,860
      Additional paid-in capital            4,771,992      5,334,342
          Accumulated deficit              (4,330,816)    (3,893,648)
      Total stockholders' equity              448,343      1,447,861


                                     -F-16-

                               VIEW SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                              March 31,       December 31,
                                                                2000              1999
                                                              ---------       ------------
                                                             (Unaudited)
CURRENT ASSETS:

    Cash                                                     $   122,004    $    89,150
    Accounts receivable                                           87,113         93,278
    Inventory                                                    135,764        141,213
                                                             -----------    -----------

             Total current assets                                344,881        323,641
                                                             -----------    -----------

PROPERTY AND EQUIPMENT:
    Equipment                                                    351,848        344,638
    Leasehold improvements                                        19,533          4,000
                                                             -----------    -----------
                                                                 371,381        348,638
        Less accumulated depreciation                             61,186         48,296
                                                             -----------    -----------

             Net value of property and equipment                 310,195        300,342
                                                             -----------    -----------

OTHER ASSETS:
    Goodwill                                                     980,237      1,007,518
    Investments                                                   28,000         28,000
    Due from affiliated entity                                    80,712         90,990
    Due from stockholders                                         94,362         74,362
    Deposits                                                       7,007          7,007
                                                             -----------    -----------

             Total other assets                                1,190,318      1,207,877
                                                             -----------    -----------


             TOTAL ASSETS                                    $ 1,845,394    $ 1,831,860
                                                             ===========    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                         $   126,059    $   174,106
    Note payable - bank                                           68,114         69,730
    Notes payable - stockholders                                 110,000        110,000
    Accrued interest payable                                      13,750         11,000
    Other accrued liabilities                                     24,169         19,163
                                                             -----------    -----------

                  Total current liabilities                      342,092        383,999
                                                             -----------    -----------

STOCKHOLDERS' EQUITY:
    Common stock - par value $0.001
       50,000,000 shares authorized,
       8,108,781 shares issued and outstanding                     8,109             --
       7,167,203 shares issued and outstanding                        --          7,167
       Additional paid-in capital                              5,845,105      5,334,342
    Accumulated deficit                                       (4,349,912)    (3,893,648)
                                                             -----------    -----------

                  Total stockholders' equity                   1,503,302      1,447,861
                                                             -----------    -----------

         TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                             $ 1,845,394      1,580,188    $ 1,831,860
                                                             ===========    ===========    ===========


                             See Accompanying Notes


                                     -F-17-

                               VIEW SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2000 AND 1999


                                                     March 31,    March 31,
                                                       2000         1999
                                                    ----------   ------------
                                                    (Unaudited)   (Unaudited)

REVENUE:
         Sales of security systems                  $  17,900    $      --
         Sales of assembled electronic components      92,512           --
                                                    ---------    ---------

              Total sales                             110,412           --
                                                                 ---------

         Cost of goods sold                            60,395           --
                                                    ---------    ---------

GROSS PROFIT ON SALES                                  50,017           --
                                                    ---------    ---------

OPERATING EXPENSES:
         Advertising and promotion                     10,418           --
         Amortization                                  27,281           --
         Depreciation                                  12,890            8
         Dues and subscriptions                           820          219
         Insurance                                      2,633        1,108
         Interest                                       6,190        1,360
         Investor relations                            33,865           --
         Miscellaneous expense                          1,699          683
         Office expenses                               36,216       31,688
         Professional fees                             96,378       64,631
         Rent                                          27,985        3,500
         Repairs and maintenance                        4,493        1,960
         Research and development                      63,765           --
         Salaries and benefits                        131,040           --
         Sales promotions                              26,513           --
         Taxes - other                                  4,205           --
         Travel                                        16,905       11,512
         Utilities                                      2,985        3,165
                                                    ---------    ---------

                  Total operating expenses            506,281      119,834
                                                    ---------    ---------

NET LOSS FOR THE THREE MONTHS                       $(456,264)   $(119,834)
                                                    =========    =========

LOSS PER SHARE:
     Basic                                          $   (0.06)   $   (0.04)
                                                    =========    =========

     Diluted                                        $   (0.06)   $   (0.04)
                                                    =========    =========

                             See Accompanying Notes


                                      -F-18-

                               VIEW SYSTEMS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999


                                                                Additional                       Total
                                                   Common        Paid-in      Accumulated      Stockholders'
                                                   Stock          Capital        Deficit         Equity
                                                   -----          -------        -------         ------
 Balances at January 1, 1999                   $     4,167    $   406,253    $  (222,752)   $   187,668

    Sale of common stock                               500        747,100             --        747,600

    Net loss for the three months
      ended March 31, 1999                              --             --       (119,834)      (119,834)
                                               -----------    -----------    -----------    -----------

Balances at March 31, 1999 (Unaudited)               4,667      1,153,353       (342,586)       815,434

    Sale of common stock                               452        678,277             --        678,729

    Redemption of common stock                        (191)      (396,590)            --       (396,781)

    Issuance of common stock
      (employee and other compensation)              1,469      2,145,864             --      2,147,333

    Issuance of common stock
      (Xyros acquisition)                              150        562,350             --        562,500

    Issuance of common stock
      (ETMC acquisition)                               250        787,250             --        787,500

    Issuance of common stock
      (debt conversion)                                370        403,838             --        404,208

    Net loss for the period of April 1, 1999
      to December 31, 1999                              --             --     (3,551,062)    (3,551,062)

Balances at December 31, 1999                        7,167      5,334,342     (4,166,087)     1,175,422
                                               -----------    -----------    -----------
    Sale of common stock                               857        509,918             --        510,775

    Stock options exercised                             85            845             --            930

    Net loss for the three months
        ended March 31, 2000                            --             --       (456,264)      (456,264)
                                                              -----------    -----------    -----------


Balances at March 31, 2000 (Unaudited)         $     8,109    $ 5,845,105    $(4,349,912)  $   1503,302
                                               ===========    ===========    ===========    ===========


                             See Accompanying Notes


                                     -F-19-

                               VIEW SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2000 AND 1999


                                                      March 31,      March 31,
                                                        2000           1999
                                                     -----------    -----------
                                                     (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                          $(456,264)   $(119,834)
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization                     40,171           --
       Changes in operating assets and liabilities:
         Accounts receivable                              6,165        3,549
         Inventory                                       (5,449)          --
         Accounts payable                               (48,047)      (9,831)
         Accrued interest                                 2,750           --
         Other accrued liabilities                       15,904       (1,422)
                                                      ---------    ---------

         Net cash used in operating activities         (444,770)    (127,538)
                                                      ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                  (22,743)    (111,205)
    Funds advanced to affiliated entities                10,278     (204,580)
    Investment in MediaComm Broadcasting, Inc.               --      (28,000)
                                                      ---------    ---------

       Net cash used in investing activities            (12,465)    (343,785)
                                                      ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Funds advanced (to) from shareholders               (20,000)     (33,041)
    Repayment of note payable - bank                     (1,616)          --
    Proceeds from sales of stock                        511,705      747,600
    Repayment of loans payable                               --      (12,323)
                                                      ---------    ---------

       Net cash provided by financing activities        490,089      702,236
                                                      ---------    ---------

NET INCREASE IN CASH                                     32,854      230,913

CASH AT BEGINNING OF PERIOD                              89,150      167,953
                                                      ---------    ---------


CASH AT END OF PERIOD                                 $ 122,004    $ 398,866
                                                      =========    =========


                             See Accompanying Notes


                                     -F-20-

                               VIEW SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF OPERATIONS

         View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. Operations, from formation to June 30, 1999, have been devoted primarily to raising capital, developing the technology, promotion, and administrative function. As of July 1, 1999 the Company was no longer considered to be in the development stage.

          BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Real View Systems, Inc. ("Real View"), Xyros Systems, Inc. ("Xyros") and Eastern Tech Manufacturing, Inc. ("ETMC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

          USE OF ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

          REVENUE RECOGNITION

         The Company and its subsidiaries recognize revenue and the related cost of goods sold upon shipment of the product.

          INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined by the last-in-first-out method (LIFO).

          PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes or computing depreciation are as follows:

                       Equipment                                   5-7 years
                       Software tools                                3 years


         Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended March 31, 2000 amounted to $29,856 and $4,706 respectively.


                                     -F-21-

                               VIEW SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEARS ENDED MARCH 31, 2000


     IMPAIRMENT OF LONG-LIVED ASSETS

         Long-lived assets and identifiable intangibles (including goodwill) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

     INCOME TAXES

         Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

     RESEARCH AND DEVELOPMENT

         Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

     ADVERTISING

         Advertising costs are charged to operations as incurred. Advertising costs for the three months ended March 31,2000 were $10,418.

     MONETARY TRANSACTIONS

         Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29 ACCOUNTING FOR NONMONETARY TRANSACTIONS which requires the transfer or distribution of a nonmonetary asset or liability to be based, generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

     FINANCIAL INSTRUMENTS

         For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

     NET LOSS PER COMMON SHARE

         Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended March 31, 2000 does not include potential shares of common stock equivalents, as their impact would be antidilutive.


                                     -F-22-

                               VIEW SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEARS ENDED MARCH 31, 2000


     SEGMENT REPORTING

          The company has determined that it does not have any separately reportable operating segments as of March 31, 2000.

2. FINANCIAL CONDITION

         Since its inception, the Company has incurred significant losses and as of March 31, 2000 had an accumulated deficit of $4.3 million. The Company believes that it will incur operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. However, the Company believes that its current cash and cash equivalents, along with sales revenue equity infusions, and investment sales will be sufficient to sustain operations through March 31, 2001.


                                     -F-23-

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Eastern Tech Manufacturing Corporation

     We have audited the accompanying balance sheets of Eastern Tech Manufacturing Corporation as of June 30, 1998 and 1997 and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Tech Manufacturing Corporation as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                         Davis, Sita & Company

July 20, 2000


                                      -G-1-

                     EASTERN TECH MANUFACTURING CORPORATION

                                  BALANCE SHEET
                             JUNE 30, 1998 AND 1997

                                     ASSETS

                                                                                          1998        1997
                                                                                          ----        ----
CURRENT ASSETS:
    Cash                                                                                $  8,970   $  6,538
    Accounts receivable                                                                   33,138     71,590
    Prepaid expenses                                                                       1,669         --
                                                                                        --------   --------

             Total current assets                                                         43,777     78,128
                                                                                        --------   --------

PROPERTY AND EQUIPMENT:
    Equipment, at cost                                                                   154,935    141,571
    Less accumulated depreciation                                                         83,879     81,970
                                                                                        --------   --------

             Cost less accumulated depreciation                                           71,056     59,601
                                                                                        --------   --------


             TOTAL ASSETS                                                               $114,833   $137,729
                                                                                        ========   ========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                                    $ 48,807   $ 67,961
    Loans from stockholder                                                                42,953     42,953
                                                                                        --------   --------

             Total current liabilities                                                    91,760    110,914
                                                                                        --------   --------

STOCKHOLDER'S EQUITY:
    Common stock--par value $1.00
      500 shares authorized, issued  and outstanding                                         500        500
    Retained earnings                                                                     22,573     26,315
                                                                                        --------   --------

             Total stockholder's equity                                                   23,073     26,815
                                                                                        --------   --------

             TOTAL LIABILITIES AND
              STOCKHOLDER'S EQUITY                                                      $114,833   $137,729
                                                                                        ========   ========


                        See Notes To Financial Statements


                                      -G-2-

                     EASTERN TECH MANUFACTURING CORPORATION

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                                   1998          1997
                                               ----------    ----------
REVENUE:
    Sales of assembled electronic components   $  820,683    $1,942,563
                                               ----------    ----------

COST OF SALES:
    Material                                      484,961     1,307,755
    Labor                                         175,379       310,205
                                               ----------    ----------

             Cost of sales                        660,340     1,617,960
                                               ----------    ----------

             Gross profit                         160,343       324,603
                                               ----------    ----------

OPERATING EXPENSES:
    Salaries and benefits                          43,844        61,480
    Rent                                           43,029       101,015
    Taxes (principally payroll)                    26,981        42,144
    Other operating expenses                       25,683        88,895
    Insurance                                      22,639        23,507
    Depreciation                                    1,909         5,758
                                               ----------    ----------

             Total operating expenses             164,085       322,799
                                               ----------    ----------

NET INCOME (LOSS) FOR THE YEAR                     (3,742)        1,804

RETAINED EARNINGS, BEGINNING OF YEAR               26,315        24,511
                                               ----------    ----------

RETAINED EARNINGS, END OF YEAR                 $   22,573    $   26,315
                                               ==========    ==========


                        See Notes To Financial Statements


                                      -G-3-

                     EASTERN TECH MANUFACTURING CORPORATION

                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                                                                 1998              1997
                                                                                 ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                        $(3,742)           $ 1,804
    Adjustments to reconcile net income to net cast
        provided by operating activities:
        Depreciation                                                           1,909              5,758
        Changes in operating assets and liabilities:
        Accounts receivable                                                   38,452                  -
        Prepaid expenses                                                      (1,669)                 -
        Accounts payable                                                     (19,154)           (44,762)
        Net cash provided by (used in) operating activities                   15,796            (37,200)
                                                                             -------             ------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                       (13,364)           (31,883)
                                                                             -------             ------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Funds advanced (to) from shareholders                                          -             40,725

NET INCREASE (DECREASE) IN CASH                                                2,432            (28,358)

CASH AT BEGINNING OF PERIOD                                                    6,538             34,896
                                                                             -------             ------
CASH AT END OF PERIOD                                                        $ 8,970            $ 6,538
                                                                             =======             ======


                                     -G-4-

                     EASTERN TECH MANUFACTURING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Eastern Tech Manufacturing Corporation (The "Company") is a Maryland corporation organized in May, 1985. The Company is engaged in the business of assembling electronic components under various short-term, task oriented contracts and purchase orders.

     METHOD OF ACCOUNTING

     The financial statements of the Company have been prepared on the accrual basis of accounting. Under this method, certain revenues are recognized when earned, and certain expense and purchases of assets are recognized when the obligations if incurred.

     MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     The Company recognizes revenue and the related cost of goods sold upon shipment of the product.

     ACCOUNTS RECEIVABLE

     Management reflects as accounts receivable only those accounts which it considers to be collectible. Uncollectible accounts are written off when collection is in doubt.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed under accelerated methods with useful lives ranging from 5 to 7 years. Expenditures for major renewals and betterments which extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred


                                     -G-5-

                     EASTERN TECH MANUFACTURING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997


     FINANCIAL INSTRUMENTS

     For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

     INCOME TAXES

     The Company is subject to Federal and state corporate income taxes on its net taxable income. As of June 30, 1998 the Company owed no Federal or state income taxes.

NOTE 2 - LOANS FROM STOCKHOLDER

     At June 30, 1998 and 1997, the Company had borrowed $42, 953 from its principal stockholder. The loans are unsecured and payable on demand. There is no provision for interest.

NOTE 3 - RELATED PARTY TRANSACTIONS

     The Company leased its office and manufacturing facility from its principal stockholder under a month-to-month arrangement. Rent paid to the stockholder amounted to $43,029 for the year ended June 30, 1998 and $101,015 for the year ended June 30, 1997.

NOTE 4 - SUBSEQUENT EVENT

     During May 1999 all of the Company's outstanding common stock was purchased by View Systems, Inc. for $935,684. The purchase price was paid for with 250,000 shares of View's common stock. The transaction also included the assumption of various liabilities and legal fees by View as well as a non-compete clause.


                                     -G-6-

                     EASTERN TECH MANUFACTURING CORPORATION
                                  BALANCE SHEET
                                 MARCH 31, 1999
                                   (UNAUDITED)



     ASSETS
      CURRENT ASSETS:
         Cash                                                                        $ 9,537
         Accounts receivable                                                          35,261
         Inventory                                                                    30,210
                                                                                   ---------

             Total current assets                                                     75,008

      PROPERTY AND EQUIPMENT:
         Equipment, at cost                                                          154,935
         Less accumulated depreciation                                                86,874
                                                                                   ---------
                 Net value of equipment                                               68,061
                                                                                   ---------
                 TOTAL ASSETS                                                       $143,069


                      LIABILITIES AND STOCKHOLDER'S EQUITY

      CURRENT LIABILITIES:
         Accounts payable                                                            $15,076
         Loans from stockholder                                                      101,816
         Other accrued liabilities                                                     3,350
                                                                                   ---------

             Total current liabilities                                               120,242
                                                                                   ---------

      STOCKHOLDER'S EQUITY
         Common Stock - par value $1.00, 1000 shares authorized,
            100 shares issued and outstanding                                            500
         Retained earnings                                                            22,327
                                                                                   ---------
             Total stockholder's equity                                               22,827
                                                                                   ---------
                 TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                         $143,069



                                     -G-7-

                     EASTERN TECH MANUFACTURING CORPORATION
                            STATEMENTS OF OPERATIONS
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (UNAUDITED)



                                                      1999          1998
                                                      ----          ----
                                                  (unaudited)    (unaudited)
REVENUE:
     Sales of assembled electronic components     $ 716,250      $615,512
                                                  ---------      --------
COST OF SALES:
     Material                                       423,089       363,721
     Labor                                          197,651       131,534
                                                  ---------      --------
          Cost of sales                             620,740       495,255
                                                  ---------      --------
          Gross profit                               95,510       120,257
                                                  ---------      --------
OPERATING EXPENSES:
     Salaries and benefits                           20,977        35,250
     Rent                                            28,000        30,576
     Payroll and other taxes                         20,236        22,420
     Other operating expenses                        26,543        34,298
                                                  ---------      --------
          Total operating expenses                   95,756       122,544
                                                  ---------      --------
                                                       (246)       (2,287)

RETAINED EARNINGS AT BEGINNING OF PERIOD             22,573        26,315
                                                  ---------      --------
RETAINED EARNINGS AT END OF PERIOD                 $ 22,327      $ 24,028
                                                  =========      ========


                                     -G-8-

                     EASTERN TECH MANUFACTURING CORPORATION
                             STATEMENTS OF CASH FLOW
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (UNAUDITED)



                                                                                        1999               1998
                                                                                        -----              ----
                                                                                      (unaudited)       (unaudited )
CASH FLOWS FROM OPERATING ACTIVITIES:
                Net Loss                                                                  $ (246)       $ (2,287)
                Adjustments to reconcile net (loss) income to net cash
                                 provided by operating activities:
                                 Depreciation                                              2,995           1,432
                                 Changes in operating assets and liabilities:
                                     Accounts receivable                                  (2,123)         27,067
                                     Inventory                                           (30,210)              -
                                     Prepaid expenses                                      1,669               -
                                     Accounts payable                                    (33,731)        (14,365)
                                     Other accrued liabilities                             3,350               -
                                                                                         -------         -------
                                                                                         (58,296)         11,847
                                                                                         -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES-Purchase
                of property and equipment                                                      -          10,023
                                                                                         -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
                Funds advanced (to) from stockholder                                      58,863               -
                                                                                         -------         -------
NET INCREASE (DECREASE) IN CASH                                                              567           1,824
CASH AT BEGINNING OF PERIOD                                                                8,970           6,538
                                                                                         -------         -------
CASH AT END OF PERIOD                                                                    $ 9,537         $ 8,362
                                                                                         =======         =======



                                     -G-9-

To the Board of Directors and Stockholders
Xyros Systems, Inc.
Columbia, Maryland

     We have audited the accompanying balance sheet of Xyros Systems, Inc. as December 31, 1998 and the related statements of operations and accumulated deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyros Systems, Inc. as December 31, 1998, and the results of its operations and cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

 Stegman & Company
 Baltimore, Maryland
 July 20, 2000


                                     -H-1-

                               XYROS SYSTEMS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998




                                     ASSETS
      CURRENT ASSETS:
         Cash                                                     $  1,946
         Accounts receivable                                        13,599
         Inventory                                                   4,574
                                                                  --------

             Total current assets                                   20,119
                                                                  --------
      PROPERTY AND EQUIPMENT:
         Computer hardware                                           1,666
         Software                                                    2,438
                                                                     4,104
             Less accumulated depreciation                            (821)
                                                                  --------
                 Net value of property and equipment                 3,283
                                                                  --------
                 TOTAL ASSETS                                     $ 23,402
                                                                  ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES:

         Accounts payable                                            6,298
         Note payable - bank                                        65,000
         Notes payable - stockholders                              155,000
         Other accrued liabilities                                   2,915
                                                                  --------
             Total current liabilities                             229,213
                                                                  --------
      STOCKHOLDERS' EQUITY

         Common Stock - par value $1.00, 1000 shares authorized,
             100 shares issued and outstanding                         100
         Accumulated deficit                                      (205,911)
                                                                  --------
             Total stockholders' equity                           (205,811)
                                                                  --------
                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 23,402
                                                                  ========

      See accompanying notes.


                                     -H-2-

                               XYROS SYSTEMS, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                 1998                 1997
                                                                 ----                 ----
      REVENUE:
         Sales and other income                              $   31,438           $       -
         Cost of goods sold                                      20,891                   -
                                                             ----------          ----------
      GROSS PROFIT ON SALES                                      10,547                   -
                                                             ----------          ----------
      OPERATING EXPENSES:
         Advertising and promotion                                2,819                   -
         Depreciation                                               821                   -
         Employee compensation and benefits                      90,008                   -
         Insurance                                                  826                   -
         Interest                                                 9,837                   -
         Office expenses                                         16,426               2,147
         Professional fees                                        1,529               9,717
         Rent                                                    35,879                   -
         Research and development expenses                       22,077              16,387
         Utilities                                                3,921                   -
         Travel                                                   2,424               1,640
                                                             ----------          ----------
             Total operating expenses                           186,567              29,891
                                                             ----------          ----------

      NET LOSS                                                 (176,020)            (29,891)
      ACCUMULATED DEFICIT AT BEGINNING OF YEAR                  (29,891)                  -
                                                             ----------          ----------
      ACCUMULATED DEFICIT AT END OF YEAR                     $ (205,911)          $ (29,891)
                                                             ==========          ==========
      BASIC NET LOSS PER SHARE                               $(1,760.20)          $ (298.91)
                                                             ==========          ==========

      See accompanying notes.


                                     -H-3-

                               XYROS SYSTEMS, INC.
                  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                            DECEMBER 31, 1998 AND 1997



                                                                                            1998             1997
                                                                                            ----             ----
      CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                                       $ (176,020)        $ (29,891)
         Adjustments to reconcile net loss to net cash used by operating
             activities - Depreciation                                                         821                 -
         Changes in operating assets and liabilities:
             Accounts receivable                                                           (13,599)                -
             Inventory                                                                      (4,574)                -
             Accounts payable                                                                6,289                 -
             Other accrued liabilities                                                       3,024                 -
                                                                                        ----------        ----------

                 Net cash used by operating activities                                    (184,059)          (29,891)
                                                                                        ----------        ----------
      CASH FLOWS FROM INVESTING ACTIVITIES-Purchase of property and equipment               (4,104)                -
                                                                                        ----------        ----------
      CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from bank note payable                                                    65,000                 -
         Proceeds from stockholder notes payable                                           125,000            30,000
                                                                                        ----------        ----------
                 Net cash provided by financing activities                                 190,000            30,000
                                                                                        ----------        ----------
      NET DECREASE IN CASH                                                                   1,837               109
      CASH AT BEGINNING OF YEAR                                                                109                 -
                                                                                        ----------        ----------
      CASH AT END OF YEAR                                                                  $ 1,946             $ 109
                                                                                        ==========        ==========
      See accompanying notes.



                                     -H-4-

                               XYROS SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

         Xyros Systems, Inc. (the "Company") was incorporated in the State of Maryland on July 27, 1997. The Company designs and develops products which permit remote monitoring and storage of video.

     USE OF ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

     REVENUE RECOGNITION

         The Company recognizes revenue and the related cost of goods sold upon shipment of the product.

     INVENTORIES

         Inventories consist of parts and other materials and are stated at the lower of cost or market. Cost is determined by the first-in first-out method.

     PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and depreciated over their useful lives, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation is 5 years.

     INCOME TAXES

         Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

2. NOTE PAYABLE-BANK

         The Company has a demand note payable with a commercial bank having an outstanding balance of $65,000 at December 31, 1998. The note bears interest equivalent to the prime rate plus 2% per annum payable monthly and is personally guaranteed by the Company's stockholders.


                                     -H-5-

3. NOTES PAYABLE-STOCKHOLDERS

         The Company has notes payable with its stockholders in the aggregate amount of $155,000 as of December 31, 1998. The notes carry an annual interest rate of 10% with interest payable monthly and are due December 31, 1999.

4. INCOME TAXES

         The components of the deferred income taxes as of December 31, 1998 consist of the following:

         Effect of net operating loss carryforward           $ 70,010

         Less valuation allowance                             (70,010)
                                                             --------
         Net deferred tax asset (liability)                  $      -
                                                             ========

         The Company has recorded a valuation allowance in an amount equal to the deferred tax asset resulting from its net operating loss carryforward.


                                     -H-6-

                                1,987,727 SHARES


                               VIEW SYSTEMS, INC.


                                   PROSPECTUS

                                  July 21, 2000


Table Of Contents On


Back of Prospectus Cover Page

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Florida law does not provide for indemnification for (i) an act or omission that involves intentional misconduct or a knowing violation of a law, or (ii) payment of improper distributions. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.


     Our Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. The Articles also authorize the board of directors to advance expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was one of our officers or directors and to procure insurance on behalf of such an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our articles of incorporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby, other than underwriting discounts and commissions.


Registration Fee                                  $ 2,640.76

Blue Sky Fees and Expenses                             5,000

Accounting Fees and Expenses                          28,000

Printing Expenses                                     25,000

Transfer Agent and Registrar Fees                      1,000
                                                 -----------
         TOTAL                                    $61,640.76
                                                 ===========


                     RECENT SALES OF UNREGISTERED SECURITIES


     We were organized January 26, 1989, under the laws of the State of Florida as Beneficial Investment Group, Inc. On June 1, 1990, we issued 5,000 shares of its $1.00 par value common stock for services of $5,000. On July 21, 1998, the State of Florida approved our restated Articles of Incorporation, which increased our capitalization from 7,500 shares to 50,000,000 common shares. The par value was changed from $1.00 to $0.01. On July 21,

1998, we forward split its common stock 200-to-1, thus increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. On July 21, 1998, we changed our name to Bigi, Inc.


     On September 22, 1998, we changed its name to View Systems, Inc. On September 30, 1998, we forward split its common stock 2-to-1, thereby increasing the outstanding common stock from 1,000,000 shares to 2,000,000 shares. On September 30, 1998, we entered into a plan of merger to acquire RealView Systems, Inc. ("RealView"), a Colorado corporation, by issuing 2,000,000 shares to the shareholders of RealView in exchange for their shares of RealView common stock. On October 28, 1998, the shareholders of RealView approved this plan of merger. The shares were issued under Section 4(2) of the Securities Act and Rule
506. The purchasers were accredited investors and all the other conditions of Rule 506 were satisfied.


     On November 16, 1998, we commenced an offering of common stock at a price of $1.50 per share under Rule 504 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired as an investment for their own accounts, and not with an eye toward distribution or resale. The offering was made to Accredited Investors, within the meaning of Rule 501 of Regulation D, with the exception of one Non-Accredited Investor, Marilyn King, a Florida resident who had a preexisting business relationship with us and by reason of her business and financial experience, understood the risks of her investment. From November 10, 1998, to February 8, 1999, when we closed the offering, we sold the following amounts of shares to the following individuals: Sue Dardirun, a Florida resident and an Accredited Investor, 40,000 shares; Code Craft Corp., a Bahamas corporation and an Accredited Investor, 100,000 shares; George R. and Carol A Kinney, New Jersey residents and Accredited Investors, 26,667 shares; Martin & Marlene Maassen, Indiana residents and Accredited Investors, 14,000 shares; Martin Maassen, an Indiana resident and an Accredited Investor, 9,000 shares; Chelverton Fund, Ltd., a British corporation and an Accredited Investor, 70,000 shares; Lawrence Seiler, a Maryland resident and an Accredited Investor, 5,000 shares; Michael Bagnoli, a Indiana resident and an Accredited Investor, 10,000 shares; Dan & Edi Connor, Minnesota residents and Accredited Investors, 2,000 shares; Coral Cove Partners, a Florida partnership and an Accredited Investor, 100,000 shares; Ron Guillot, a Colorado resident and an Accredited Investor, 24,750 shares; Martin Maassen, a Indiana resident and an Accredited Investor, 16,000 shares; Stephen McAdams, a North Carolina resident and an Accredited Investor, 10,000 shares; David

Barbara, an Indiana resident and an Accredited Investor, 10,000 shares; Bluegrass Securecor, a Bahamas corporation and an Accredited Investor, 110,000 shares; Stateside Investco, a Bahamas corporation and an Accredited Investor, 110,000 shares; Marilyn King, a Florida resident and a Non-Accredited Investor, 1,000 shares; and John Thompson, a California resident and an Accredited Investor, 8,250 shares. In total, we offered and sold 666,667 shares as part of this offering, for a total consideration of $1,000,000. Three of the investors in this offering, Martin Maassen, Michael Bagnoli and David Barbara, subsequently becamepart of our board of directors.


     On February 25, 1999, we acquired all of the issued and outstanding shares of Xyros Systems, Inc., a Maryland corporation, through a share exchange whereby we issued 150,000 of our non-registered, restricted stock to the former shareholders of Xyros in exchange for all of their shares. The former shareholders of Xyros were all Maryland residents. The following shareholders received the following shares in this share exchange: Kenneth C. Weiss, 70,500 shares; the Peterson/Delgado Living Trust, 32,250 shares; David C. Bruggeman, 39,000 shares; Vincent DeCampo, 5,250 shares; and Thomas G. Weiss, 3,000 shares. The shares were sold only to accredited investors or sophisticated investors and the other conditions of Rule 506 were satisfied. The shares were exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act of 1933. Subsequent to the acquisition, we employed Vincent DeCampo, Thomas G. Weiss and David C. Bruggeman.


     On April 7, 1999, our Board of Directors adopted the View Systems, Inc. 1999 Restricted Share Plan, which Plan, and the agreements under the Plan, were subsequently ratified at a special meeting of shareholders held on August 27, 1999. The Plan provides for the issuance of incentive and compensation shares of common stock to our key employees. From April 7, 1999, to July 20, 1999, we issued 706,000 shares under the plan. In addition to being non-registered, restricted shares pursuant to Rule 144 of the Securities Act of 1933, the shares issued under the plan also contained contractual restrictions, which provided that the shares vested over time according to a schedule set forth in the agreement entered into pursuant to the plan. As of October 1, 1999, 526,000 shares had fully vested under the plan and were freely transferable, to the extent transferable under the Securities laws. The following grants were made to the following employees: Vince DeCampo, Senior Software Engineer, 3,000 shares (2,000 shares fully vested as of 10/1/99); Tom Weiss, Manufacturing Engineer, 3,000 shares (2,000 shares fully vested as of 10/1/99); Gunther Than, President & CEO, 300,000 shares (150,000 shares fully vested as of 10/1/99); Linda Than, Comptroller, 100,000 shares (100,000 shares fully vested as of 10/1/99); Bruce Lesniak, Senior VP Business Development, 140,000 shares (140,000 shares fully vested as of 10/1/99); John Curran, VP of Manufacturing, 12,000 shares (4,000 shares fully vested as of 10/1/99); David Bruggeman, 48,000 shares (28,000 shares fully vested as of 10/1/99); and Andrew Jiranek, 100,000 shares (100,000 shares fully vested as of 10/1/99). These shares were issued under Rule 701 promulgated under the Securities Act of 1933. The shares were issued as compensation and were valued at $.50 per share on our financial statements. Gunther Than and Andrew Jiranek were the only executive officers receiving shares under the plan.


     On May 25, 1999, we acquired all of the stock of ETMC in exchange for the issuance of 250,000 shares of restricted common stock to Lawrence Seiler and cash payments to Lawrence Seiler and/or guaranties of cash payments for the benefit of Larry Seiler. On July 29, 1999, we issued 170,000 shares of restricted common stock in exchange for the cancellation of indebtedness it owed to or for the benefit of Lawrence Seiler. In connection with this issuance, we agreed to register at its expense 100,000 of these shares. Each share issued on July 29, 1999, canceled $2.00 worth of indebtedness. These shares were exempt from registration under Rule 506. Lawrence Seiler is a Maryland resident and a Sales Manager of ETMC. Mr. Seiler is an accredited investor and all the other conditions of Rule 506 were satisfied.


     On June 17, 1999, in connection with a consulting engagement agreement, we granted to Columbia Financial Group 200,000 shares of our common stock and five year warrants to purchase a total of 400,000 shares of our common stock at $2.00 per share. The shares of common stock that can be obtained upon exercise of the warrants carry registration rights. Columbia Financial Group provides investment relations services, including direct investor relations and broker-dealer relations services, public relations services, publishing services, advertising services and fulfillment services. Its securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.


     On July 2, 1999, we issued 250,000 shares of restricted common stock and options to purchase 250,000 shares at an exercise price of $2.00 per share to Gunther Than, President, CEO and a Director in connection with the acquisition of ETMC. Mr. Than acquired this stock pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

     On July 2, 1999, we issued 13,333 shares to Leokadia Than because she exchanged a RealView stock certificate in the amount of 10,000 shares that she had obtained from Keith Bosworth, a former shareholder of RealView Systems, Inc. We had agreed to exchange 1.33 of its shares of common stock in exchange for every share of stock of RealView Systems, Inc. Ms. Than acquired this stock pursuant to Rule 506 promulgated under the Securities Act of 1933. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.


     On July 19, 1999, we issued 300,000 shares of restrictive common stock to Gunther Than as consideration under an executive employment agreement he entered into withus, in which he agreed to a restrictive, non-compete, non-solicit covenant running to our benefit. These shares of restrictive common stock were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. These shares were issued as compensation and were valued at $.50 per share on our financial statements. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.


     On August 2, 1999, we commenced an offering under Rule 506 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired as an investment for their own accounts, and not with an eye toward distribution or resale. The offering was made to Accredited Investors, within the meaning of Rule 501 of Regulation D. From August 2, 1999, to August 18, 1999, when we closed the offering, we sold the following amounts of shares to the following individuals: Gus and Anita Mastracci, Maryland residents, 1,000 shares; Michael L. Bagnoli, Indiana resident, 20,000 shares; Martin J. Maassen, Indiana resident, 111,000 shares. Two of the three investors in this offering, Michael L. Bagnoli and Martin J. Maassen are members of our board of directors.


     On October 29, 1999, we issued 100,000 shares to two accredited Maryland resident investors who are working for Columbia Financial Group, our investment relations firm. These investors, Jim Price and Tim Rieu, purchased 50,000 shares each for $1.00 per share and executed subscription agreements. As condition of their subscription for shares, we agreed to register their shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

     Also, on October 29, 1999, we agreed to issue 200,000 shares to Leokadia Than in exchange for satisfaction of loan indebtedness of $210,000 ($177,000 in principal loans, plus $33,000 in accrued interest). As part of Leokadia Than's subscription agreement, we agreed to register 50,000 shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.


     On November 11, 1999, we commenced an offering of securities under Rule 506 of Regulation D of the Securities Act of 1933. Each investor was given a Private Placement Memorandum prior to acceptance of any subscription in the offering and each executed a subscription agreement, representing, among other things, that the shares are being acquired for investment purposes only. We sold 285,727 shares at a price of $1.75 per share, for total sales proceeds of $500,026 tous. As a condition of investment in this offering, we agreed to register the shares purchased by investors in our next registered offering under the Securities Act of 1933. In this offering, we sold the following amounts of shares to the following individuals: Jim & Dotty Burg, Wisconsin residents (10,000 shares); Jim McDaniel, Nevada resident (1,200 shares); Steve Viel, Nevada resident (1,200 shares); Richard Carey, Nevada resident (1,200 shares); Lawrence Gilroy, Wisconsin resident (1,200 shares); Thomas Fuselier, Colorado resident (5,714 shares); Scott Fuselier, Colorado resident (5,714 shares); Michael Bagnoli, Indiana resident (20,000 shares); John Thompson, California resident (20,000 shares); Jeung Hee Hwang, Korean resident (6,000 shares); Gary Bray, Illinois resident (5,000 shares); John Gilroy, Wisconsin resident (3,700 shares); Lawrence Gilroy, Wisconsin resident (1,200 shares); John May, Wisconsin resident (10,000 shares); Joel Konicek (50,000 shares); Victor & Eileen Gruchalski, Wisconsin residents (5,000 shares); Keith & Debra Company, California residents (5,000 shares); Gordon Ray Kemmerling, Wisconsin resident (7,000 shares); Lisa Hedman, Florida resident (571 shares), Eleanore Hendricks, Wisconsin resident (5,000 shares); Jeffrey Grahl, Wisconsin resident (5,000 shares); Jane Emmanuele, Wisconsin resident (10,000 shares); Marie Lesniak, Illinois resident (6,000 shares); Keith Burg, Wisconsin resident (5,000 shares); Cynthia & David Gruchalski, Wisconsin residents (5,000 shares); Mark & Mary Gordman, Missouri residents (750 shares); Ed & Cindy Lesniak, Mississippi residents (3,164 shares); Seth Lesniak, Mississippi resident (1,514 shares); Mark & Molly Michaels, Illinois residents (6,000 shares); Paul & Barbara Knoebel, Wisconsin residents (20,000 shares); Gerald Klamrowski, Wisconsin resident (40,000 shares); Bruce Lesniak/American Home Systems, Wisconsin resident (10,000 shares). Each investor was an accredited investor or sophisticated and with knowledge to evaluate the investment. All of the other conditions of Rule 506 were met. We closed this offering on January 8, 2000.

     On December 9, 1999, in connection with 2 consulting agreements, we granted 5 year warrants to purchase shares of our common stock at $2.00 per share. The warrants were granted to Tom Cloutier, a California resident (44,000 shares), and Guy Parr, a Maryland resident (10,000 shares) and carried registration rights. The shares were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. Tom Clothier is a sophisticated investor who has been working substantially for us since November, 1998, and Guy Parr is an accredited investor. On January 10, 2000, we commenced an offering of securities pursuant to Section 4 (2) and Rule 506 of Regulation D of the Securities Act of 1933. This offering was made only to Rubin Investment Group, an institutional accredited investor within the meaning of Rule 501(a)(8). Rubin Investment Group purchased on February 18, 2000, a total of 800,000 shares and warrants to acquire an aggregate of up to 2,500,000 shares, of which 1,000,000 expire in 5 months, 500,000 expire in 6 months and 1,000,000 expire in 3 years from the date of purchase. We agreed to register the shares and the shares received upon warrant exercises. Rubin Investment Group purchased its shares in an offering conducted under Section 4(2) and Rule 506 of the Securities Act of 1933. During April and May, 2000, Rubin Investment Group partially exercised the warrants to the extent of providing us with cash and property with a value of $230,000 and receiving 265,000 shares of our common stock. We modified these agreements of May 22, 2000, to permit Rubin Investment Group to acquire 200,000 shares for $100,000.


     On February 14, 2000, we issued 26,000 shares to Richard Gray a sophisticated investor and an independent sales representative who is no longer working for us. Mr. Gray exercised options that he received under the View Systems, Inc. 1999 Stock Option Plan. These options were issued to him under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.




                                    EXHIBITS

                                INDEX OF EXHIBITS



2.1      (1) View Systems, Inc. Board of Directors Resolutions approving
         Acquisition Agreement and Plan of Reorganization With RealView Systems,
         Inc; Resolution


         of Shareholders and Board of Directors of Real View Systems, Inc.
         approving Acquisition Agreement and Plan of Reorganization With Real
         View Systems, Inc

2.2      (1) View Systems, Inc. Acquisition Agreement and Plan of Reorganization
         With Xyros Systems, Inc.

2.3      (1) View Systems, Inc. Acquisition Agreement and Plan of Reorganization
         With ETMC.

2.4      (1) Letter of Intent to Form Joint Venture Corporation Between NetServ
         Caribbean, Ltd. and View Systems, Inc.

3.1      (1) Articles of Incorporation and all Articles of Amendment of View
         Systems, Inc.

3.2      (1) By-Laws of View Systems, Inc.

4.1      (1) Consulting Agreement with Columbia Financial Group Granting
         Warrants and Stock and Granting Piggyback Registration Rights.

4.2      (1) Form of Subscription Agreement For 8/8/99 Rule 505 (Amended to Be
         Rule 506) Offering and Terms of Offering Pages From Private Placement
         Memorandum, Dated August 8, 1999, Describing Rights of Subscribers.

4.3      (1) Form of Subscription Agreement For 11/11/99 Rule 506 Offering and
         Terms of Offering Pages From Private Placement Memorandum, Dated
         November 11, 1999, Describing Rights of Subscribers.

4.4      (1) Subscription Agreement Between View Systems, Inc. and Lawrence
         Seiler for 170,000 Shares, Granting Registration Rights to 100,000
         Shares.

4.5      (1) Lock-Up Agreement With Lawrence Seiler.

4.6      (1) Consulting Agreement with Tom Cloutier Granting Warrants and
         Registration Rights

4.7      (1) Consulting Agreement with Guy Parr Granting Warrants and
         Registration Rights

4.8      (1) Form of Stock Certificate

4.9      (1) Consulting Agreement with Magnum Worldwide Investments, Ltd.

4.10     (1) Subscription Agreement Between View Systems, Inc. and Leokadia Than

4.11     (1) Form of Subscription Agreement Between View Systems, Inc. and Jim
         Price and Tim Rieu

4.12     (2) Subscription and Investment Representation Agreement between View
         Systems, Inc. and Rubin Investment Group, dated February 18, 2000

4.13     (2) First Common Stock Purchase Warrant between View Systems, Inc. and
         Rubin Investment Group, dated February 18, 2000

4.14     (2) Second Common Stock Purchase Warrant between View Systems, Inc. and
         Rubin Investment Group, dated February 18, 2000

4.15     (2) Registration Rights Agreement between View Systems, Inc. and Rubin
         Investment Group, dated February 18, 2000

4.16     (6) Non-qualified Stock Option Agreement with Richard W. Gray

4.17(7)  Amendment to First Purchase Common Stock Warrant, Dated February 18,
         2000, Second Purchase Common Stock Warrant, Dated February 18, 2000, and Subscription and Investment Agreement, Dated February 18, 2000,
         Between View Systems and Rubin Investment Group

4.18     (8) View Systems, Inc. 2000 Restricted Share Plan

4.19     (attached to registration statement) Second Amendement to First
         Purchase Common Stock Warrant, Dated February 18, 2000, Second Purchase
         Common Stock Warrant, Dated February 18, 2000, and Subscription and
         Investment Agreement, Dated February 18, 2000, Between View Systems and
         Rubin Investment Group

5.       (attached to registration statement) Opinion of Andrew

         L. Jiranek Regarding Legality

10.1     (1) View Systems, Inc. Employment Agreement with Gunther Than

10.2     (1) View Systems, Inc. Employment Agreement with Andrew L. Jiranek

10.3     (1) View Systems, Inc. Engagement Agreement with Bruce Lesniak

10.4     (1) View Systems, Inc. Employment Agreement with David Bruggeman

10.5     (1) Eastern Tech Mfg. Corp. Employment Agreement with John Curran

10.6     (1) Lease Agreement Between View Systems, Inc. and Lawrence Seiler

10.7     (1) Stock Redemption Agreement, dated May 27, 1999, Between View
         Systems, Inc. and Gunther Than

10.8     (1) Stock Redemption Agreement, dated September 30, 1999, Between View
         Systems, Inc. and Gunther Than

10.9     (1) View Systems, Inc. 1999 Restricted Share Plan

10.10    (1) Restricted Share Agreement with Bruce Lesniak (Lesniak & Associates)

10.11    (1) Restricted Share Agreement with John Curran

10.12    (1) Restricted Share Agreement with David Bruggeman

10.13    (1) Restricted Share Agreement with Gunther Than

10.14    (1) Restricted Share Agreement with Andrew Jiranek

10.15    (1) Restricted Share Agreement with Linda Than

10.16    (1) View Systems, Inc. 1999 Employee Stock Option Plan

10.17    (1) Non-qualified Stock Option Agreement with Gunther Than

10.18    (1) Non-qualified Stock Option Agreement with Andrew Jiranek

10.19    (1) Qualified Stock Option Agreement with Gunther Than

10.20    (1) Qualified Stock Option Agreement with Andrew Jiranek

10.21    (1) Promissory Notes from Xyros Systems, Inc. to Ken Weiss

10.22    (1) Promissory Notes from Xyros Systems, Inc. to Hal Peterson

10.23    (1) Loan Agreement Between Xyros Systems, Inc. and Columbia Bank

10.24    (1) Letter From Columbia Bank Extending Term of Loan

10.25    (5) License and Distribution Agreement with Visionics Corporation

10.26    (3) License and Distribution Agreement with Lead Technologies, Inc. for
         Video OCR Software

10.27    (3) License and Distribution Agreement with Anasoft Systems for
         Microsoft Operating System Software

10.28    (3) License and Distribution Agreement with Aware, Inc. for Compression
         Software

10.29    (5) Typical Non-Exclusive Reseller Agreement

10.30    (5) Schedule of Contracted Resellers

10.31    (5) Agreement between View Systems, Inc. and Magnum Financial Services,
         Inc., dated February 27, 2000

10.32    (6) View Systems, Inc. Employment Agreement with Keith

         Company

11.      (6) Statement regarding computation of per share earnings

16.      (4) Letter From Katz,Abosch, Windesheim, Gershman & Freedman, P.A. to
         View Systems, Inc., dated April 11, 2000

21.      (1) Subsidiaries of Registrant

23.1     (attached to registration statement) Consent of Stegman & Company

23.2     (attached to registration statement) Consent of Davis, Sita & Company

23.3     (attached to registration statement) Consent of Stegman & Company

27.      (attached to registration statement) Financial Data Schedule.


-------------------------------------------------------------------------------

     (1) Incorporated By Reference from Registrant's Registration Statement on Form SB-2 Filed With the Commission On January 11, 2000

     (2) Incorporated By Reference From Registrant's Report on Form 8K, dated February 19, 2000.

     (3) Incorporated By Reference From Registrant's Report on Form 10KSB, Dated March 30, 2000.

     (4) Incorporated By Reference From Registrant's Report on Form 8K, Dated April 13, 2000.


     (5) Incorporated By Reference From Registrant's Statement on Form SB-2/A, Dated April 27, 2000.


     (6) Incorporated By Reference From Registrant's Form 10-QSB, Dated May 15, 2000.

     (7) Incorporated by Reference to Registrant's Registration Statement on Form SB-2/A, dated June 7, 2000

     (8) Incorporated By Reference to Registrant's Definitive Proxy Statement On Schedule 14A, dated May 3, 2000

                                  UNDERTAKINGS
                                  ------------

A.   Supplementary and Periodic Information, Documents and Reports.

     Subject to the terms and conditions of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission duly adopted pursuant to authority in that Section.

B.   Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.   Undertakings Pursuant to Rule 415.

     The undersigned Registrant hereby undertakes that it will:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES
                                   ----------


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the City of Columbia, Maryland, on July 21, 2000.

                                     VIEW SYSTEMS, INC.

                                     By: /S// GUNTHER THAN
                                        ---------------------------------------

                                        Gunther Than, President, CEO
                                        and Director

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                    DATE
                                             President,
                                             Chief Executive
                                             Officer and
                                             Chairman of the
                                             Board and

/S/ GUNTHER THAN                             DIRECTOR                 JULY 21, 2000
------------------------------
Gunther Than

/S/ MARTIN MAASSEN                           CHAIRMAN/BD              JULY 21, 2000Martin
------------------------------
Maassen

/S/ MICHAEL BAGNOLI                          DIRECTOR                 JULY 21, 2000
------------------------------
Michael Bagnoli

/S/ DAVID BARBARA                            DIRECTOR                 JULY 21, 2000
------------------------------
David Barbara, Director

                                             Vice President,
                                             Secretary and
/S/ ANDREW L. JIRANEK                        GENERAL COUNSELJULY 21, 2000
------------------------------
Andrew L. Jiranek

/S/ LINDA THAN                               COMPTROLLER AND
------------------------------               CHIEF FINANCIAL
Linda Than                                   OFFICER                  JULY 21, 2000